EXECUTION COPY

                           AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                            JACKPOT ENTERPRISES, INC.

                                       AND

                                CRC HOLDINGS, INC.


          AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 17, 1999, between Jackpot Enterprises Inc., a Nevada corporation whose address is 1110 Palms Airport Drive, Las Vegas, Nevada 89119-3730 ("JEI"), and CRC Holdings, Inc., a Florida corporation whose address is 3250 Mary Street, Miami, Florida 33133 ("CRC"). JEI in its capacity as the surviving corporation is herein sometimes called the "Surviving Corporation," and JEI and CRC are herein sometimes called the "Constituent Corporations."


                               W  I  T  N  E  S  S  E  T  H :


          WHEREAS, the Boards of Directors of JEI and CRC have each determined that it is advisable and in the best interests of their respective stockholders for JEI, following the consummation of the Spinoff (as defined below) and subject to certain consents and approvals, including but not limited to approvals by certain appropriate governmental gaming regulatory authorities, to acquire the businesses of CRC which CRC shall continue to own immediately following the Spinoff (the "Acquired Businesses") and to effect such acquisition through a merger of CRC with and into JEI (the "Merger") following the Spinoff;

          WHEREAS, prior to Closing (as such term is defined in Section 1.04 below) CRC intends to (i) contribute the Spinco Businesses (as defined in the Reorganization Agreement referred to below) to a Florida limited liability company to be formed prior to the Closing ("Spinco"), and (ii) to distribute all of the ownership interests in Spinco pro rata to the stockholders of CRC (the "Spinoff"), all in accordance with that certain Reorganization Agreement between CRC and Spinco substantially in the form attached hereto as Exhibit A (the "Reorganization Agreement");

          WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to JEI's willingness to enter into this Agreement, the three largest stockholders of CRC have entered into an agreement with JEI of even date herewith (the "CRC Stockholders Agreement") pursuant to which such stockholders have agreed to vote their shares of CRC Common Stock (as defined in Section 2.01) in favor of the CRC Merger Proposal (as defined in Section 3.04), and any other matter which may require approval by the stockholders of CRC in order to consummate the transactions contemplated hereby.

          WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement of CRC's willingness to enter into this Agreement, certain stockholders of JEI have entered into an agreement with CRC of even date herewith (the "JEI Stockholders Agreement") pursuant to which such stockholders have agreed to vote their shares of JEI Common Stock (as defined in Section 2.01) in favor of the JEI Merger Proposal (as defined in Section 3.04), and any other matter which may require approval by the stockholders of JEI in order to consummate the transactions contemplated hereby.

          WHEREAS, for United States Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the "Code"), unless the parties agree to modify the structure of the transaction in accordance with Section 1.08 of this Agreement, in which case the parties intend that Section 351 of the Code apply to the transaction; and

          WHEREAS, JEI and CRC desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.   THE MERGER.

   1.01 The Merger.

        At the Effective Time (as defined in Section 1.03), upon the terms and subject to the conditions of this Agreement, CRC shall be merged with and into JEI in accordance with the Nevada Revised Statutes ("NRS") and the Florida Business Corporation Act (the "FBCA"). JEI shall be the surviving corporation in the Merger. As a result of the Merger, the outstanding shares of capital stock of CRC shall be converted or canceled, as the case may be, in the manner provided in Article II.

   1.02 Spinoff.

        Immediately prior to the consummation of the Merger, CRC shall contribute to Spinco the Spinco Businesses (the "Contribution"), in exchange for all of the ownership interests in Spinco (the "Spinco Interests"). Immediately following the Contribution, CRC shall distribute pro rata to its stockholders and holders of CRC Options (as defined in Section 2.03(a)) all of the issued and outstanding Spinco Interests. The businesses of CRC which CRC will continue to own following the Spinoff (constituting the Acquired Businesses), including the assets and liabilities in respect thereof, are listed on Schedule 1.02

   1.03 Effective Time.

        Subject to the terms and conditions hereof, on the Closing Date, CRC and JEI shall file (a) Articles of Merger (the "Florida Articles") in the form attached hereto as Exhibit 1.03(a) with the Secretary of State of the State of Florida in accordance with the relevant provisions of the FBCA and (b) Articles of Merger (the "Nevada Articles") in the form attached hereto as Exhibit 1.03(b) with the Secretary of State of the State of Nevada in accordance with the relevant provisions of the NRS. A form of the Nevada Articles, to the extent practicable, shall be precleared with the Secretary of State of the State of Nevada prior to the Closing Date and a form of the Florida Articles, to the extent practicable, shall be precleared with the Secretary of State of the State of Florida prior to the Closing Date. The Merger shall be effective at such time as provided in the Nevada Articles (the "Effective Time") but in no event later than the Release Time (as hereinafter defined).

   1.04 Closing.

        The closing of the Merger (the "Closing") will take place at the offices of Camhy Karlinsky & Stein LLP, 1740 Broadway, New York, New York 10019-4315, or at such other place as the parties hereto mutually agree, on a date and at a time to be specified by the parties, which shall in no event be later than 10:00 a.m., local time, on the next business day following satisfaction of the condition set forth in Section 5.01(a), provided that the other closing conditions set forth in Article V have been satisfied or, if permissible, waived in accordance with this Agreement, or on such other date as the parties hereto mutually agree (the "Closing Date"). At the Closing there shall be delivered to JEI and CRC the certificates and other documents and instruments required to be delivered under Article V.

   1.05 Directors of the Surviving Corporation.

        At the Effective Time, each person who is a director of JEI immediately prior to the Effective Time and each person who is listed on
Schedule 1.05 hereto shall be a director of the Surviving Corporation.

   1.06 Certificate of Incorporation and Bylaws.

        The articles of incorporation and Bylaws of JEI as in effect immediately prior to the Effective Time shall be the articles of incorporation and Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

   1.07 Effects of the Merger.

        The separate corporate existence of JEI, as the Surviving Corporation, shall continue unimpaired by the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, immunities and franchises and be subject to all of the restrictions, disabilities and duties of the Constituent Corporations, all as provided under the NRS. The Surviving Corporation shall, except as otherwise specifically provided herein, succeed to all the properties and assets of the Constituent Corporations and to all debts, choses in action and other interests of, due to or belonging to the Constituent Corporations with the effect and as more fully set forth in Section 92A.250 of the NRS.

   1.08 Modification of Structure.

        Following execution of this Agreement and at any time prior to the mailing of the Joint Proxy Statement (as defined in Section 4.01(i)), if mutually agreed to by JEI and CRC, the parties may change the form of transaction pursuant to which JEI will acquire the Acquired Businesses to a transaction to which Section 351 of the Code will apply, and the parties agree, in such circumstances, to use their best efforts to enter into an amendment to this Agreement consistent with such change.

II.     STATUS AND CONVERSION OF SECURITIES.

   2.01 Conversion of  CRC Common Stock and CRC Options.

        (a) Share Merger Consideration. Except for Dissenting Shares (as defined in Section 2.05 below) and except as provided in paragraph (c) of this
Section 2.01, each holder of shares of common stock, par value $0.005 per share, of CRC ("CRC Common Stock") and each holder of CRC Options issued and outstanding at the Effective Time shall, by virtue of the Merger and without any action on the part of any such holder, be entitled to receive a portion of the Share Merger Consideration as set forth in the last sentence of this paragraph, except that shares of CRC Common Stock held in CRC's treasury or owned by JEI at the Effective Time shall be canceled without payment of any consideration thereof. The "Share Merger Consideration" means an aggregate of 3,516,530 shares of common stock, par value $.01 per share, of JEI ("JEI Common Stock"), together with any and all rights attached thereto or associated therewith, including but not limited to the rights to purchase Series A Junior Preferred Stock of JEI as set forth in that certain Rights Agreement dated as of July 11, 1994, subject to (i) adjustment by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange or similar stock event, (ii) reduction for any adjustment effected pursuant to Section 2.02 and (iii) a holdback of such number of shares of JEI Common Stock that would be issuable in respect of all Dissenting Shares if such Dissenting Shares were ultimately deemed to be converted into the right to receive the portion of the Share Merger Consideration attributable to such Dissenting Shares (the "Withheld Shares"). The Share Merger Consideration shall be distributed in accordance with instructions delivered by CRC to JEI not less than three (3) business days prior to the Closing Date. The Withheld Shares shall be distributed or canceled as provided in paragraph (d) of this Section 2.01.

        (b)  Exchange of  CRC Common Stock Pledged to Carnival for JEI
Assignable Notes.   All shares of CRC Common Stock currently pledged by the
record holders of such shares to Carnival Corporation ("Carnival") to secure notes payable by such holders to Carnival (collectively, the "CCL Notes") will, by virtue of the Merger and without any action on the part of such record holders, be exchanged for promissory notes of JEI (the "JEI Assignable Notes") in the aggregate principal amount of $13,208,441 and having the terms set forth on Exhibit 2.01(b). Such JEI Assignable Notes have been assigned by the holders who will receive them, effective immediately following the Effective Time, to Carnival in partial satisfaction of the CCL Notes. The aggregate principal amount of the JEI Assignable Notes shall be subject to reduction in the aggregate principal amount thereof for any adjustment effected pursuant to
Section 2.02. Upon the issuance by JEI (or any affiliate) for cash, pursuant to Rule 144A of not less than $175,000,000 of indebtedness ("144A Notes") to finance the Players Merger (as defined in Section 3.02(a)) as contemplated by the merger agreement related thereto, JEI shall, at its option, either (i) exchange the JEI Assignable Notes and the JEI Note (as defined in Section 2.01(c)) for an equal principal amount of 144A Notes (to be supplemented, if the issue price of such 144A Notes is at a discount to the face amount thereof (without regard to any applicable underwriting discount), by additional 144A Notes having an aggregate face amount equal to the discount in respect of 144A Notes having a face amount equal to the principal amount of the JEI Assignable Notes) and concurrent therewith pay to Carnival all accrued and unpaid interest under the JEI Assignable Notes and the JEI Note; or (ii) pay in cash to Carnival all principal and accrued and unpaid interest on the JEI Assignable Notes and the JEI Note.

        (c)  Exchange of CRC Common Stock held by Carnival for the JEI Note.
All shares of CRC Common Stock registered in the name of Carnival at the Effective Time shall, by virtue of the Merger and without any action on the part of Carnival, be exchanged for a promissory note of JEI in the principal amount of $12,601,156 and having the same terms and conditions as the JEI Assignable Notes (the "JEI Note", and, together with the Share Merger Consideration and the JEI Assignable Notes, the "Merger Consideration"), subject to reduction in the aggregate principal amount thereof for any adjustment effected pursuant to
Section 2.02.

             (i) Distribution or Cancellation of Withheld Shares. To the extent any holder (a "Dissenting Holder") of Dissenting Shares, following the Effective Time, withdraws a demand for payment, fails to comply fully with the requirements of Florida law, or otherwise fails to establish the right of such Dissenting Holder to be paid the value of such Dissenting Holder's Dissenting Shares under Florida law, that portion of the Withheld Shares relating to such Dissenting Shares shall thereupon be delivered to such Dissenting Holder. In the event a Dissenting Holder is paid the value of the Dissenting Shares, the portion of the Withheld Shares attributable to such Dissenting Shares shall thereupon be canceled.

   2.02 Adjustments to the Merger Consideration.

        (a)  Adjustment Based on Assumed Assets and Liabilities.

             (i) CRC has delivered to JEI an unaudited balance sheet of the Acquired Businesses as of November 30, 1998 (the "Initial November 30 Balance Sheet"), a copy of which is included as part of the CRC Financial Statements attached as Schedule 4.01(e). The Initial November 30 Balance Sheet has been prepared in accordance with generally accepted accounting principles ("GAAP"), provided that the selection of certain categories of assets and liabilities to be included and/or omitted from the Initial November 30 Balance Sheet may not be in accordance with GAAP. Pursuant to Section 3.01(f)(i), CRC will deliver an updated balance sheet of the Acquired Businesses as of November 30, 1998 (the "Updated November 30 Balance Sheet") which shall have been prepared based on the audited financial statements of the Acquired Businesses to be delivered pursuant to Section 3.01(f), as adjusted on a basis consistent with the Initial November 30 Balance Sheet. The parties acknowledge and agree that, for purposes of preparing the Initial November 30 Balance Sheet and Updated November 30 Balance Sheet, (A) the amount accrued for redemption of warrants to purchase Common Stock of Louisiana Casino Cruises, Inc., a Louisiana corporation ("LCC"), will be fixed at $4,376,000, notwithstanding any determination after the date hereof that the actual amount to be accrued or expended is more or less than that amount and (B) the maximum amount which CRC may pay or accrue for bonuses for the fiscal year ended November 30, 1998 shall not exceed $700,000. Subject to the procedures set forth in Section 2.02(a)(ii) below in the event of any dispute with respect to any item on the Updated November 30 Balance Sheet, if the net worth of the Acquired Businesses as reflected in the Updated November 30 Balance Sheet is less than $74,000 (i.e., the net worth of the Acquired Businesses as reflected on the Initial November 30 Balance Sheet), then the Merger Consideration shall be reduced as follows:

                  (A) the Share Merger Consideration shall be reduced to the number of shares of JEI Common Stock equal to the product of 55.758% and the quotient of (x) the amount by which the net worth of the Acquired Businesses at November 30, 1998 is less than $74,000 (the "Net Worth Deficit") and (y) $9.25.

                  (B) The aggregate principal amount of the JEI Assignable Notes shall be reduced by an amount equal to 22.641% of the Net Worth Deficit.

                  (C) The aggregate principal amount of the JEI Note shall be reduced by an amount equal to 21.601% of the Net Worth Deficit.

             (ii) Within 30 days following receipt of the Updated November 30 Balance Sheet from CRC, JEI shall notify CRC in writing whether it accepts or disputes the amounts set forth on said balance sheet. If the Updated November 30 Balance Sheet is acceptable to JEI, it shall be utilized to determine whether an adjustment to the Merger Consideration pursuant to this Section 2.02(a) is necessary and, if so, the amount of such adjustment. If JEI disputes any amounts set forth on said balance sheet, it shall state its specific objections in its notice, which objections must be made in good faith. If the parties and their advisors cannot resolve the objections of JEI within 30 days following delivery by JEI of its objections to CRC, then the Updated November 30 Balance Sheet must be submitted to a nationally recognized accounting firm acceptable to both CRC and JEI, which shall conduct a review of the items in said balance sheet which are in dispute and determine whether, in each instance, the amount of any item as proposed by CRC or JEI is more appropriate. Such determination shall be final and binding on the parties hereto.

             (iii) Notwithstanding (i) and (ii) above, the parties acknowledge that any reduction in the line items entitled "Deferred Income Taxes" on the Initial November 30 Balance Sheet which is reflected in the Updated November 30 Balance Sheet shall, in lieu of a reduction in the Merger Consideration, be offset, on a dollar-for-dollar basis, by a reduction in the line items entitled "Due to CRC" on the Updated November 30 Balance Sheet (referred to hereinafter as the "Due to CRC Line Items").

             (iv) The parties further agree and acknowledge that any tax savings realized by the Acquired Businesses from and after December 1, 1998 through the Closing Date which are attributable to expenses of the Spinco Businesses (which expenses shall, for this purpose, be deemed allocated between the Acquired Businesses and the Spinco Businesses in accordance with Schedule 3.01(f) attached hereto) shall be paid by JEI to Spinco within 10 business days following the date on which the tax return for the period during which such tax savings have been realized is filed by JEI; provided, however, if the Acquired Businesses would not have generated taxable income during the period between December 1, 1998 and the Closing Date without giving effect to the deductions attributable to the expenses of the Spinco Businesses during that period, JEI will have no obligation to pay Spinco pursuant to this clause (iv).

        (b) Adjustments Based on Pre-November 30, 1998 Liabilities Not Reflected on Updated November 30 Balance Sheet.

             (i) In the event that, subsequent to delivery of the Updated November 30 Balance Sheet for the Acquired Businesses and prior to the Closing, CRC notifies JEI as set forth in clause (ii) below of the existence of liabilities (whether absolute, accrued, contingent, estimated, deferred, fixed or otherwise) of the Acquired Businesses, or an impairment of the carrying value of any asset of the Acquired Businesses, relating to or arising out of events or circumstances occurring on or before November 30, 1998 and which, had such events and circumstances been known at the time of preparation of the Updated November 30 Balance Sheet, would have been required, in accordance with GAAP as modified to the extent provided in Section 2.02(a)(i) above, to have been reflected or reserved against on the Updated November 30 Balance Sheet, there shall be a reduction in the Merger Consideration at the Closing for the amount of any Net Worth Deficit, if any, caused by such liability or impairment of value or, if the Updated November 30 Balance Sheet prior to this adjustment already reflected a Net Worth Deficit, by the amount of such liability or impairment of value. Any such adjustment shall be determined in accordance with the formulas set forth in Section 2.02(a) above for determining a reduction in the Merger Consideration.

             (ii) CRC shall notify JEI in writing if CRC becomes aware of any liability or impairment of value that could result in an adjustment under
Section 2.02(b)(i). Such notice shall specify in reasonable detail the nature and amount of such liability or impairment of value and the amount of the proposed adjustments to the Share Merger Consideration, the aggregate principal amount of the JEI Assignable Notes and the aggregate principal amount of the JEI Note as a result thereof. Within 15 days following receipt of such notification, JEI shall notify CRC in writing whether it accepts or disputes the proposed adjustment. If JEI disputes the amount of the proposed adjustment, it shall state its specific objection in its notice, which objection must be made in good faith. If the parties cannot resolve such objection, the parties shall submit their dispute to a nationally recognized accounting firm acceptable to JEI and CRC (which shall be the same firm, if any, selected pursuant to Section 2.01(a)(ii)), which shall determine whether the adjustments are appropriate or not. Such determination shall be binding on the parties hereto.

        (c) Adjustments Based on Payments Made in Respect of Liabilities of the Spinco Businesses Prior to Closing and Transaction Expenses.

             (i) In the event that liabilities of the Spinco Businesses are paid, discharged or otherwise satisfied by CRC or any of the CRC Acquired Subsidiaries using assets of the Acquired Businesses from and after December 1, 1998, including cash from the operations of the Acquired Businesses from and after December 1, 1998, there shall be a reduction in the Merger Consideration as follows:

                  (A) The number of shares of JEI Common Stock constituting the Share Merger Consideration shall be reduced by 55.758% of the quotient of
(x) the amount of all assets of the Acquired Businesses used to pay, discharge or otherwise satisfy liabilities of the Spinco Businesses (the "Diverted Asset Amount") and (y) $9.25.

                  (B) The aggregate principal amount of the JEI Assignable Notes shall be reduced by an amount equal to 22.641% of the Diverted Asset Amount.

                  (C) The aggregate principal amount of the JEI Note shall be reduced by an amount equal to 21.601% of the Diverted Asset Amount.

The Diverted Asset Amount shall be determined as follows. Within five business days prior to the Closing Date, the chief financial officer of CRC shall deliver to JEI an income statement for the Acquired Businesses for the period from December 1, 1998 through the last day of the most recent month preceding the Closing Date for which such statements are available (the "Pre-Closing Income Statement"), and a balance sheet for the Acquired Businesses as of the end of such month (the "Pre-Closing Balance Sheet"), along with a certification that
(x) such Pre-Closing Income Statement and Pre-Closing Balance Sheet were prepared in accordance with the books and records of CRC and the CRC Acquired Subsidiaries and on a basis consistent with the Initial November 30 Balance Sheet (without regard to any changes in accounting principles) and (y) accurately reflect the items shown thereon. In addition, on the Closing Date, CRC and JEI shall estimate the amount, if any, of assets of the Acquired Businesses which have been used to satisfy any liabilities of the Spinco Businesses since the date of the Pre-Closing Balance Sheet (the "Stub Period Diverted Asset Amount"). The Diverted Asset Amount shall be equal to the sum of
(i) the amount, if any, by which net income for the period from December 1, 1998 to the date of the Pre-Closing Balance Sheet exceeds the increase in "Stockholders' Equity" on the Pre-Closing Balance Sheet compared to "Stockholders' Equity" on the Updated November 30 Balance Sheet (or, if there is a net loss for the period from December 1, 1998 to the date of the Pre-Closing Balance Sheet, the amount, if any, by which the net loss for such period is less than the decrease in "Stockholders' Equity" on the Pre-Closing Balance Sheet compared to "Stockholders' Equity" on the Updated November 30 Balance Sheet) plus (ii) the Stub Period Diverted Asset Amount. Notwithstanding the foregoing, the parties acknowledge and agree that (I) the calculation of Diverted Asset Amount shall be made without regard to severance benefits paid to certain CRC personnel on or prior to the Closing Date up to the amounts set forth in
Schedule 2.02(c) hereto, which payments (from whatever source) will in no event result in a reduction to the Merger Consideration and (II) with respect to any Diverted Asset Amount in excess of $800,000, in lieu of the reduction of the Merger Consideration that would be effected pursuant to this subparagraph
(c)(i), CRC shall have the option (which option shall be exercised by written notice delivered to JEI not less than three (3) business days prior to the Closing Date) to have the Due to CRC Line Items reduced by the amount of such excess; provided that the amount of such reduction, plus the amount of all other reductions in the Due to CRC Line Items which CRC elects to make as permitted hereunder, shall not cause the Due to CRC Line Items to be reduced below zero; provided, further, that if any amount of such excess remains after the Due to CRC Line Items have been reduced to zero, CRC shall have the further option to satisfy such excess with cash.

             (ii) In the event the aggregate expenses of the Merger and the other transactions contemplated by this Agreement incurred by CRC and the CRC Acquired Subsidiaries (inclusive of the amount reserved on the Updated November 30 Balance Sheet in respect thereof) exceed $800,000, there shall be a reduction at Closing in the Merger Consideration as follows:

                  (A) The number of shares of JEI Common Stock constituting the Share Merger Consideration shall be reduced by 55.758% of the quotient of
(y) the amount of expenses in excess of $800,000 (the "Excess Expenses") and (z) $9.25.

                  (B) The aggregate principal amount of the JEI Assignable Notes shall be reduced by an amount equal to 22.641% of the Excess Expenses.

                  (C) The aggregate principal amount of the JEI Note shall be reduced by an amount equal to 21.601% of the Excess Expenses.

For purposes of this Section 2.02(c)(ii), CRC agrees that all expenses incurred by CRC and the CRC Acquired Subsidiaries related to matters arising from the merger of CHC International, Inc. with and into Patriot American Hospitality Operating Company and the transactions consummated in connection therewith, or in connection with the formation of Spinco and development of the Spinco Businesses prior to the Effective Time, shall not be considered expenses of the Merger. In lieu of the reduction of the Merger Consideration that would be effected pursuant to this subparagraph (c)(ii), CRC shall have the option (which option shall be exercised by written notice delivered to JEI not less than three
(3) business days prior to the Closing Date) to have the Due to CRC Line Items reduced by the amount of such Excess Expenses; provided that the amount of such reduction, plus the amount of all other reductions in the Due to CRC Line Items which CRC elects to make as permitted hereunder, shall not cause the Due to CRC Line Items to be reduced below zero; provided, further, that if any amount of such Excess Expenses remains after the Due to CRC Line Items have been reduced to zero, CRC shall have the further option to satisfy such Excess Expenses with cash.

        (d)  Adjustment Based on Tax Liabilities Attributable to Spinoff.

             (i) In the event there shall be a tax liability to CRC as a result of the Contribution and Spinoff (the "Spinoff Tax Liability") as calculated below, there shall be an adjustment at the Closing in the Merger Consideration as follows:

                  (A) The number of shares of JEI Common Stock constituting the Share Merger Consideration shall be reduced by 55.758% of the quotient of
(x) the Spinoff Tax Liability and (y) $9.25.

                  (B) The aggregate principal amount of the JEI Assignable Notes shall be reduced by an amount equal to 22.641% of the Spinoff Tax Liability.

                  (C) The aggregate principal amount of the JEI Note shall be reduced by an amount equal to 21.601% of the Spinoff Tax Liability.

             (ii) The Spinoff Tax Liability shall be calculated in accordance with the following procedures:

                  (A)  No later than 45 days prior to the expected Closing
Date, PricewaterhouseCoopers LLP ("PWC") shall make an estimate of the fair market value of the Spinco Businesses as of the date of the Spinoff, taking into account in the valuation the best estimate of the Spinco Businesses' share of the expenses attributable to the transactions contemplated by this Agreement.

                  (B) PWC shall estimate the tax items of CRC which are available to reduce such liability (including operating losses, net operating and capital loss carryovers) (collectively, the "Tax Attributes"). The Tax Attributes shall be calculated without taking into account the operations of the Acquired Businesses for periods after November 30, 1998.

                  (C) PWC shall then calculate the difference between (i) the estimated value of the Spinco Businesses and (ii) CRC's adjusted tax basis in the stock of Spinco (assuming that the Contribution is a tax free transaction) at such time and then subtract from that difference the Tax Attributes. It shall then multiply such remainder, if any, by the applicable Federal, state, foreign and local tax rates applicable to income of CRC, and the product shall be the tentative Spinoff Tax Liability.

                  (D) The foregoing calculation shall be submitted in writing by PWC (the "PWC Report") to JEI. JEI shall then have the opportunity to review the determination of the tentative Spinoff Tax Liability.

                  (E) Within 15 business days of the receipt of the PWC Report, JEI shall notify CRC as to whether it accepts or disputes the tentative Spinoff Tax Liability reflected in the PWC Report. JEI must make such determination in good faith.

                  (F) If the tentative Spinoff Tax Liability is acceptable to JEI, it shall be deemed to be the Spinoff Tax Liability.

                  (G) If JEI disputes the tentative Spinoff Tax Liability, it shall state its specific objections in its notice, which objections must be made in good faith. If the parties and their respective advisors cannot resolve the objections of JEI, then the PW Report must be submitted to a nationally recognized accounting firm acceptable to both JEI and CRC (which shall be the same firm, if any, selected pursuant to Section 2.02(a)(ii)). Such firm shall then submit its determination of the Spinoff Tax Liability, which determination will be binding on both parties. In lieu of the reduction of the Merger Consideration that would be effected pursuant to this paragraph (d), CRC shall have the option (which shall be exercised by written notice delivered to JEI not less than three (3) business days prior to the Closing Date) to have the Due to CRC Line Items reduced by the amount of such Spinoff Tax Liability; provided that the amount of such reduction, along with the amount of all other reductions to the Due to CRC Line Items as permitted hereunder, shall not cause the Due to CRC Line Items to be reduced below zero; provided, further, if any amount of such Spinoff Tax Liability remains after the Due to CRC Line Items have been reduced to zero, CRC shall have the further option to satisfy such excess with cash.

        (e) No Reduction in Merger Consideration. Notwithstanding anything in this Section 2.02 to the contrary, there shall not be an adjustment in any of the Share Merger Consideration, the aggregate principal amount of the JEI Assignable Notes or the aggregate amount of the JEI Note if and to the extent the liability causing such adjustment is paid, discharged or assumed on or prior to the Closing by Spinco or any stockholder of CRC (without liability to JEI or any of the Acquired Businesses following the Effective Time and subject, in the case of an assumption only, to Spinco or such assuming stockholder, as the case may be, agreeing in writing to indemnify JEI with respect thereto) or is otherwise paid or discharged from funds which are not assets of the Acquired Businesses or funds other than revenues generated by operations of the Acquired Businesses, in either case from and after December 1, 1998.

   2.03 Stock Options.

        (a) Schedule 2.03 sets forth a list of each outstanding subscription, option, warrant, right (including "phantom" stock rights), preemptive right or other contract, commitment, understanding or arrangement, including any right of conversion or exchange under any outstanding security, instrument or agreement (collectively, "Options"), obligating CRC to issue or sell any shares of capital stock of CRC or to grant, extend or enter into any Option with respect thereto to which CRC is a party ("CRC Options"), whether granted under the CSMC Management Services Inc. Stock Option Plan (the "Stock Plan") or otherwise, which has not been exercised by the date of this Agreement, and for each CRC Option sets forth (i) the name of the holder of such CRC Option, (ii) the maximum number of shares of CRC Common Stock for which such CRC Option is exercisable, (iii) the exercise price per share of CRC Common Stock of such CRC Option and (iv) the vesting schedule of such CRC Option.

        (b) Prior to the Effective Time, CRC shall take all actions (including, without limitation, amending the provisions of the Stock Plan or option agreements issued thereunder to the extent permitted thereunder) necessary to provide that:

             (i) each CRC Option which has not previously been exercised, canceled or otherwise satisfied shall, immediately prior to the Effective Time, be canceled and each holder of such CRC Option shall be entitled to receive an amount of consideration at the Closing as set forth in a schedule to be delivered to JEI with the instructions referred to in the last sentence of
Section 2.01(a); and

             (ii) as of the Effective Time, the Stock Plan shall be terminated.

   2.04 Affiliates of CRC.

        CRC and JEI agree that each will use its best efforts so that the Merger and other transactions contemplated hereby shall be consummated without violating the securities laws of the United States or of any state or other jurisdiction. Not later than twenty (20) days after the date of this Agreement, CRC shall deliver to JEI a letter (the "Affiliates Letter") identifying all persons who are "affiliates" of CRC for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder ("Affiliates"). CRC agrees that it will use its best efforts to cause all persons identified in the Affiliates Letter to enter into an agreement with JEI (and JEI hereby agrees to enter into such an agreement with such persons) in the form attached hereto as Exhibit 2.04 (the "Affiliates Agreement").

   2.05 Dissenting Shares.

        Any shares of CRC Common Stock held by a Dissenting Holder who demands payment for his or her shares pursuant to and in accordance with the applicable provisions of Florida law shall be herein called "Dissenting Shares." Any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall not be converted into the right to receive any portion of the Share Merger Consideration; provided, however, that Dissenting Shares held by a Dissenting Holder who subsequently withdraws a demand for payment, fails to comply fully with the requirements of Florida law, or otherwise fails to establish the right of such Dissenting Holder to be paid the value of such Dissenting Shares under Florida law shall be deemed to be converted into the right to receive a portion of the Share Merger Consideration pursuant to the terms and conditions referred to above.

   2.06  Section 16 Matters.

        CRC and JEI shall take all such steps as may be required to provide that, with respect to each Section 16 Affiliate (as defined below), (i) the transactions contemplated by this Article II and (ii) any other dispositions of CRC equity securities (including derivative securities) or other acquisitions of JEI equity securities (including derivative securities) in connection with this Agreement, shall be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, in accordance with the terms and conditions set forth in that certain No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP. For purposes of this Agreement, "Section 16 Affiliate" shall mean each individual who (x) immediately prior to the Effective Time is a director or officer of CRC or (y) at the Effective Time will become a director or officer of JEI.

II.     COVENANTS.

   3.01 Covenants of CRC.

        From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VI (the "Release Time"), unless JEI otherwise agrees in writing, CRC agrees, and agrees to cause the CRC Acquired Subsidiaries, to comply with the following covenants and agreements (it being understood that (i) such covenants and agreements apply solely with respect to the Acquired Businesses, (ii) such covenants and agreements are subject to applicable gaming laws and (iii) with respect to LCC, CRC shall only be required to use reasonable best efforts to cause LCC to comply with the following covenants and agreements (and shall be subject to fiduciary duties and contractual restrictions, in each case as they relate to the minority shareholders of LCC)):

        (a) Articles of Incorporation and By-laws. No amendment will be made to the articles of incorporation or by-laws of CRC or of any CRC Acquired Subsidiary.

        (b)  Shares and Options.  No share of capital stock of any CRC
Acquired Subsidiary, or any option, warrant for, right to subscribe to or other right to purchase any such share or security convertible into or exchangeable for any such share (collectively, "CRC Subsidiary Options") shall be issued or sold by CRC or any CRC Acquired Subsidiary, nor shall CRC or any CRC Acquired Subsidiary enter into any agreement or commitment to effect any such issuance or sale, except as set forth in Schedule 3.01(b) hereto.

        (c) Dividends and Purchases of Stock. Except for the Spinoff and except for any dividend or distribution consisting solely of funds generated by the Spinco Businesses, no cash or non-cash dividend or liquidating or other distribution shall be authorized, declared, paid, or effected by CRC in respect of the outstanding shares of CRC Common Stock or any other shares of capital stock of CRC. Except as set forth in Schedule 3.01(c) or as required by law or the charter documents of CRC or any CRC Acquired Subsidiary as in effect on the date hereof, no direct or indirect redemption, purchase, or other acquisition shall be made by CRC or any CRC Acquired Subsidiary of shares of CRC Common Stock, any capital stock of any CRC Acquired Subsidiary, any CRC Option or any CRC Subsidiary Option.

        (d) Access. Subject to the confidentiality letter agreement, dated August 25, 1998, from CRC to JEI (the "CRC Confidentiality Agreement") and reasonable notice to CRC, CRC will afford the officers, directors, employees, counsel, agents, investment bankers, accountants, and other representatives of JEI or any JEI Subsidiary (as defined in Section 3.02) and JEI's lenders and prospective lenders (if any) reasonable access during normal business hours to the plants, properties, books, and records of CRC and the CRC Acquired Subsidiaries, will permit them to make extracts from and copies of such books and records, and will from time to time furnish JEI with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of CRC and the CRC Acquired Subsidiaries as are prepared by CRC in the ordinary course consistent with past practice on a calendar month basis, as well as the income statements and balance sheets of the Acquired
Businesses set forth in Section 3.01(f)(ii).   CRC will use its reasonable best
efforts to cause the independent certified public accountants of CRC and the CRC Acquired Subsidiaries to make available to JEI and its independent certified public accountants the work papers relating to the financial statements of the Acquired Businesses referred to in Sections 3.01(f) and 4.01(e); provided, however, that the use of reasonable best efforts shall not require the payment of a material amount of money not ordinarily incidental to such process. All information furnished by or on behalf of CRC pursuant to this Section 3.01(d) or otherwise obtained from CRC as contemplated by this Section 3.01(d) shall be subject to the CRC Confidentiality Agreement.

        (e) Conduct of Business. Except as specifically required or contemplated by this Agreement, CRC shall and shall cause the CRC Acquired Subsidiaries to carry on their respective businesses in the ordinary course of business and use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships consistent with past practice with desirable customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired in all material respects at the Effective Time; provided, however, that the use of reasonable efforts shall not require the payment of a material amount of money not ordinarily incidental to such process. Except as expressly permitted or contemplated by the terms of this Agreement, without limiting the generality of the foregoing, CRC shall not, and shall not permit any of the CRC Acquired Subsidiaries to (without JEI's prior written consent, which consent may not be unreasonably withheld):

             (i) (A) reclassify any of its capital stock or issue or authorize the issuance of any capital stock, other than (x) additional shares of CRC Common Stock or (y) shares of LCC Common Stock issued upon the exercise of warrants to purchase LCC Common Stock outstanding on the date hereof or (B) amend any shares of capital stock of CRC or any of the CRC Acquired Subsidiaries or any other securities thereof, or any CRC Options or CRC Subsidiary Options to acquire any such shares or other securities;

             (ii) issue, deliver or sell, or pledge or otherwise encumber (unless such pledge or other encumbrance is released or eliminated at or prior to Closing), any shares of capital stock or any other voting securities of CRC or any CRC Acquired Subsidiary, or any CRC Options or CRC Subsidiary Options to acquire any such shares, voting securities or convertible or exchangeable securities (other than the issuance of (A) additional shares of CRC Common Stock and (B) additional CRC Options);

             (iii) develop, acquire or agree to develop or acquire any projects, assets or lines of business which would be part of the Acquired Businesses, including without limitation, by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, any corporation, partnership, joint venture, association or other business organization or division thereof, or make any capital expenditures relating to the Acquired Businesses, except (u) purchases of inventory, furnishings and equipment in the ordinary course of business and consistent with past practice, (v) expenditures consistent with CRC's fiscal 1999 capital budget (the "Budget") unless expressly otherwise limited hereby, (w) expenditures in excess of $200,000 in the aggregate for the Kalispel project, $100,000 in the aggregate for the Wampanoag project and $100,000 in the aggregate for the Lake Las Vegas project (provided that JEI's consent to expenditures in excess of the respective maximum amounts listed for each project will not be unreasonably withheld), (x) expenditures for expansion projects involving either Casino Rama or LCC (provided that (1) JEI's consent to such expenditures for such expansion projects will not be unreasonably withheld and (2) the parties understand and agree that this clause
(x) as it relates to Casino Rama is intended only to limit expenditures by CRC or any CRC Acquired Subsidiary and shall not in any manner whatsoever affect existing contractual arrangements or the operation of the casino generally), (y) any capital expenditures with respect to CRC's Miami office, other than those expenditures which CRC is legally obligated to make as of the date hereof, or
(z) except as set forth on Schedule 3.01(e)(iii);

             (iv) sell, lease, license, swap, barter, mortgage or otherwise encumber or subject to any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "Lien"), or otherwise dispose of any of its properties or assets which are part of the Acquired Businesses, except Liens for taxes not currently due or those currently being contested in good faith or for transactions in the ordinary course of business and consistent with past practice;

             (v) (A) other than indebtedness available under any line of credit or other lending arrangement existing on the date hereof which will be for the benefit of the Acquired Businesses following the Closing Date, incur any indebtedness (including any capital or operating lease which would be classified as indebtedness on the financial statements of the Acquired Businesses), forgive any debt obligations of any person to CRC or the CRC Acquired Subsidiaries, issue or sell any debt securities or warrants or other rights to acquire any debt securities of CRC or any of the CRC Acquired Subsidiaries, guarantee any indebtedness of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (B) other than
(1) advances to employees, suppliers or customers in the ordinary course of business and consistent with past practice, and (2) expenditures consistent with the Budget, make any loans, advances or capital contributions to, or investments in, any other person, other than loans or advances to directors, officers, employees, consultants, Affiliates or agents in accordance with clause (viii) below.

             (vi) (A) settle any claim, action, or lawsuit relating to material Taxes (as hereinafter defined) pending as of the date hereof or arising on or after the date hereof, (B) make any material Tax (as hereinafter defined) election, or (C) amend any material Tax return in any respect (except, in each case, to the extent relating solely to Spinco);

             (vii) (A) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) (other than those relating to Taxes, which are covered by clause (vi) above), other than the payment, discharge, settlement or satisfaction of liabilities reflected or reserved against in the Updated November 30 Balance Sheet (for an amount not in excess of the amount reflected or reserved) or incurred by the Acquired Businesses in the ordinary course of business and consistent with past practice after November 30, 1998, or (B) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which CRC or any of the CRC Acquired Subsidiaries is a party;

             (viii) make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants or other persons providing any services to the Acquired Businesses, or enter into or amend any employment, severance, consulting, termination or similar agreement or employee benefit plan or make any loans or advances to any of its officers, directors, employees, Affiliates, agents or consultants that are not repaid on or prior to Closing, or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise (other than (A) increases or other changes in wages to employees who are not officers, directors or Affiliates in the ordinary course of business and consistent with past practice, (B) payment of annual bonuses in the ordinary course of business and consistent with past practice (provided, however, that bonuses paid in respect of the fiscal year ended November 30, 1998 shall not exceed $700,000) and (C) increases or other modifications to salary for officers pursuant to regular annual reviews in the ordinary course of business and consistent with past practice and approved pursuant to Board authority; provided, however, that no compensation described in this clause (C) shall be in the form of capital stock of any CRC Acquired Subsidiary or any CRC Subsidiary Options;

             (ix) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officer, director, employee or Affiliate of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business and consistent with past practice; adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, other than as required under applicable law or the current terms of any plan or agreement identified in Schedule 4.01(n) or as permitted pursuant to clause (viii) above, provided that CRC may establish and pay or accrue benefits pursuant to bonus plan targets and incentive amounts consistent with past practice (provided, however, that bonuses paid in respect of the fiscal year ended November 30, 1998 shall not be considered in determining what is consistent with past practice for this purpose) and, provided further, CRC shall be entitled to pay severance or other separation payments up to the maximum amounts provided for in the Reorganization Agreement; or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

             (x)  enter into any collective bargaining agreement;

             (xi) enter into any transaction, agreement or arrangement with, any Affiliates, officers, directors, stockholders or their Affiliates, associates or family members or do or enter into any of the foregoing with respect to employees, agents or consultants except as permitted by clauses
(viii) and (ix) above;

             (xii) modify or amend any CRC Material Contract (including any CRC Material Contract relating to indebtedness), as such term is defined in
Section 4.01(x), if such modification or amendment is reasonably likely to have a Material Adverse Effect, as such term is defined in Section 4.01(a), on the Acquired Businesses taken as a whole;

             (xiii) make any cash disbursement or series of related cash disbursements, in excess of $100,000 in the aggregate, other than disbursements
(a) made in the ordinary course of business consistent with past practice, (b) reflected in the Budget, unless expressly otherwise limited hereunder, (c) otherwise permitted hereunder and (d) as may be required by any agreement outstanding on the date hereof;

             (xiv) make any change in accounting principles (except as may be required by GAAP, in which event CRC shall fully disclose any such change to JEI and the reasons therefor);

             (xv) authorize any of, or commit or agree to take any of, the foregoing actions, except as otherwise permitted or contemplated by this Agreement.

        (f)  Financial Statements.

             (i) CRC shall furnish to JEI, within 45 days following the date of this Agreement, the following financial statements: (i) audited financial statements, including balance sheets, statements of income and shareholders' equity and statements of cash flows, of CRC for the fiscal year ended November 30, 1998, (ii) audited financial statements of the Acquired Businesses for the three fiscal years ended November 30, 1998, which shall include balance sheets as of November 30, 1998 and 1997 and statements of income, shareholders' equity and cash flows for each of the three years ended November 30, 1998, and (iii) the Updated November 30 Balance Sheet.

             (ii) CRC shall prepare a monthly balance sheet and income statement for the Acquired Businesses, beginning with the month ended December 31, 1998, and a report detailing the allocation of overhead expenses between the Acquired Businesses and the Spinco Businesses, with such allocations being made in the manner set forth in Schedule 3.01(f) attached hereto. Each monthly balance sheet, income statement and allocation report shall be certified by CRC's chief financial officer as being true and correct and shall be delivered to JEI within 30 days following each month, except that the monthly balance sheet and income statement for the month ended December 31, 1998 shall be delivered by no later than the fifteenth day following the date of this Agreement.

        (g) Advice of Changes. CRC will, as promptly as practicable, advise JEI in a reasonably detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which either: (i) would reasonably be expected to have a Material Adverse Effect on the Acquired Businesses, taken as a whole or (ii) if existing and known at the Effective Time, would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

        (h) Public Statements. Before CRC releases any information concerning this Agreement, the Merger, or any of the other transactions contemplated by this Agreement which is intended for or is reasonably expected to result in public dissemination thereof, CRC shall cooperate with JEI, shall furnish drafts of all documents or proposed oral statements to JEI for comments, and shall not release any such information without the prior consent of JEI; provided, however, that the foregoing shall not be deemed to prevent CRC from
(i) releasing any information or making any disclosure to the extent that CRC reasonably determines that it is required to do so by law or (ii) complying with its periodic reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to LCC.

        (i) Consents. CRC will use its reasonable best efforts to obtain or cause to be obtained prior to the Closing Date all necessary consents and approvals to the performance of the obligations of CRC under this Agreement, including, without limitation, the consents and approvals described in Schedule 4.01(d); provided, however, that the use of reasonable best efforts shall not require the payment of a material amount of money not otherwise or ordinarily incidental to such process. CRC will cooperate in all reasonable respects with JEI with a view toward obtaining timely satisfaction of the conditions to the Closing set forth herein. CRC shall use its reasonable best effort to make all filings, document submissions, applications, statements and reports to all Federal, state or local government agencies or entities which are required to be made by it prior to the Closing Date pursuant to any applicable statute, rule or regulation in connection with the Agreement and the transactions contemplated hereby, including any filings with any Governmental or Regulatory Authority (as defined in Section 4.01(d)); provided, however, that the use of reasonable best efforts shall not require the payment of a material amount of money not ordinarily incidental to such process. CRC shall (i) furnish to JEI copies of all filings and such necessary information and assistance as may be requested by JEI in connection with its preparation of required filings or submissions to any Governmental or Regulatory Authority and (ii) as promptly as practicable upon CRC becoming aware of any inquiries made of it or any CRC Acquired Subsidiary by any Federal, state or local agency or authority with respect to this Agreement or the transactions contemplated hereby, shall give detailed written notice thereof to JEI and shall use its reasonable best efforts to update JEI of the status of such inquiries. CRC shall not make any agreement or reach any understanding, not approved in writing by JEI, as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement, unless such agreement or understanding shall not require the payment of a material amount of money and could not otherwise reasonably be expected to have a Material Adverse Effect on the Acquired Businesses taken as a whole.

        (j) Lake Las Vegas. CRC shall use commercially reasonable efforts to obtain an extension with respect to the contracts listed on Schedule 3.01(j) related to Lake Las Vegas until the later of July 1, 1999 and sixty (60) days after the Closing.

        (k) Budget. JEI hereby acknowledges that CRC has previously delivered to JEI the Budget for fiscal 1999 for CRC and each of the CRC Acquired Subsidiaries, which includes all capital expenditures with appropriate details and back-up schedules and assumptions for CRC and each CRC Acquired Subsidiary.

   3.02 Covenants of JEI.

        From and after the date hereof until the earlier of the Effective Time and the Release Time, unless CRC otherwise agrees in writing, JEI agrees, and agrees to cause each direct and indirect subsidiary of JEI (collectively, the "JEI Subsidiaries"), to comply with the following covenants and agreements (subject to applicable gaming laws):

        (a) Certificate of Incorporation and By-laws; Ratification of Prior Acts. No amendment will be made to the certificate of incorporation of JEI, other than to change the corporate name of JEI and other than as may be required to consummate the merger (the "Players Merger") contemplated by that certain Agreement and Plan of Merger dated as of February 8, 1999 among JEI, JEI Merger Corp. and Players International, Inc. (the "Players Merger Agreement"); provided that any amendment to the certificate of incorporation which is proposed in connection with the Players Merger, other than amendments to change the capitalization of JEI to accommodate such transaction, shall require the prior consent of CRC (which consent shall not be unreasonably withheld) and no amendment will be made to the by-laws of JEI unless CRC has been afforded the opportunity to review such proposed amendment and such amendment is consented to by CRC (which consent shall not be unreasonably withheld). The by-laws of all applicable JEI Subsidiaries will be amended to delete the requirement therein that contracts for goods or services involving payments in excess of a fixed amount be authorized and approved by the board of directors of such JEI Subsidiary, and the board of directors of each such JEI Subsidiary will take all necessary action to confirm and ratify any contract heretofore entered into by such JEI Subsidiary in violation of said requirement.

        (b) Dividends. No cash or non-cash dividend or liquidating or other distribution shall be authorized, declared, paid, or effected by JEI in respect of the outstanding shares of JEI Common Stock or any other capital stock of JEI or any JEI Subsidiary.

        (c) Access. Subject to the confidentiality letter agreement, dated November 3, 1998, from JEI to CRC (the "JEI Confidentiality Agreement") and reasonable notice to JEI, JEI will afford the officers, directors, employees, counsel, agents, investment bankers, accountants, and other representatives of CRC or any CRC Acquired Subsidiary reasonable access, during normal business hours, to the plants, properties, books, and records of JEI and the JEI Subsidiaries, will permit them to make extracts from and copies of such books and records (except for the agreements listed on Schedule 3.02(c), as to which agreements CRC will not be entitled to make extracts or copies thereof), and will from time to time furnish CRC with such additional financial and operating reports as are prepared by JEI in the ordinary course of business on a calendar month basis. JEI will use its reasonable best efforts to cause the independent certified public accountants of JEI Subsidiaries to make available to CRC and its independent certified public accountants the work papers relating to the financial statements of JEI and the JEI Subsidiaries; provided, however, that the use of reasonable best efforts shall not require the payment of a material amount of money not ordinarily incidental to such process. All information furnished by or on behalf of JEI pursuant to this Section 3.02(c) or otherwise obtained from JEI as contemplated by this Section 3.02(c) shall be subject to the JEI Confidentiality Agreement.

        (d) Conduct of Business. JEI shall, and shall cause the JEI Subsidiaries to, carry on their respective businesses in the ordinary course (except as otherwise contemplated by the Players Merger Agreement) and will use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees, and preserve their relationships consistent with past practice with desirable customers, suppliers, licensors, licensees, distributors and others having business relations with any of them to the end that their goodwill and ongoing businesses shall be unimpaired in all material respects at the Effective Time. Without limiting the generality of the foregoing, JEI will not (without the consent of CRC, which consent may not be unreasonably withheld) (i) issue any JEI Option (as defined in Section 4.02(b)(i)) at an exercise price which is less than 100% of the closing sale price of the JEI Common Stock as reported on the New York Stock Exchange on the date of grant and which is not otherwise granted in the ordinary course of business consistent with past practice or as may be granted to employees of Players International, Inc. and its subsidiaries (collectively referred to herein as "Players") following consummation of the Players Merger or (ii) modify or amend any JEI Material Contract (as defined in Section 4.02(v)), unless such modification or amendment is reasonably likely to have no material adverse effect on the rights and benefits of JEI under such JEI Material Contract.

        (e) Advice of Changes. JEI will, as promptly as practicable, advise CRC in a reasonably detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which either
(i) would reasonably be expected to have a Material Adverse Effect on JEI and the JEI Subsidiaries, taken as a whole, or (ii) if existing and known at the time of the Effective Time, would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

        (f) Public Statements. Before JEI releases any information concerning this Agreement, the Merger, or any of the other transactions contemplated by this Agreement which is intended for or is reasonably expected to result in public dissemination thereof, JEI shall cooperate with CRC, shall furnish drafts of all documents or proposed oral statements to CRC for comments, and shall not release any such information without the prior consent of CRC; provided, however, that the foregoing shall not be deemed to prevent JEI from
(i) releasing any information or making any disclosure to the extent that JEI reasonably determines that it is required to do so by law or (ii) complying with its periodic reporting obligations under the Exchange Act.

        (g) Consents. JEI will use its reasonable best efforts to obtain or cause to be obtained prior to the Closing Date all necessary consents and approvals to the performance of the obligations of JEI under this Agreement, including, without limitation, the consents and approvals required under Section 4.02(d); provided, however, that the use of reasonable best efforts shall not require the payment of a material amount of money not otherwise or ordinarily incidental to such process. JEI will cooperate in all reasonable respects with CRC and the CRC Acquired Subsidiaries with a view toward obtaining timely satisfaction of the conditions to the Closing set forth herein. JEI shall use its reasonable best efforts to make all filings, document submissions, applications, statements and reports to all Federal, state or local government agencies or entities which are required to be made by it prior to the Closing Date pursuant to any applicable statute, rule or regulation in connection with this Agreement and the transactions contemplated hereby, including any filings with any Governmental or Regulatory Authority; provided, however, that the use of reasonable best efforts shall not require the payment of a material amount of money not otherwise or ordinarily incidental to such process. JEI shall (i) furnish to CRC copies of all filings and such necessary information and assistance as may be requested by CRC in connection with its preparation of required filings or submissions to any Governmental or Regulatory Authority and
(ii) as promptly as practicable upon JEI becoming aware of any inquiries made of it by any Federal, state or local agency or authority with respect to this Agreement or the transactions contemplated hereby, shall give detailed written notice thereof to CRC and shall use its reasonable best efforts to update CRC of the status of such inquiries.

        (h) JEI will not consummate the Players Merger on terms which are materially less favorable to JEI than those which are set forth in the Players Merger Agreement as in effect on the date hereof.

   3.03 Preparation of Registration Statement and Joint Proxy Statement.

        (a) CRC and JEI shall prepare and file with the Securities and Exchange Commission (the "SEC"), as soon as reasonably practicable after the date hereof, the Joint Proxy Statement (as defined in Section 4.01(i)) and JEI shall prepare and file with the SEC, as soon as practicable after the date hereof, a Registration Statement on Form S-4 in connection with the issuance of the JEI Common Stock in the Merger, as amended and supplemented from time to time (as so amended and supplemented, the "Registration Statement"), in which the Joint Proxy Statement will be included as part of the Registration Statement. JEI will use its best efforts (and CRC will use its best efforts to cooperate, to the extent necessary), to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing. JEI also shall take any action (other than qualifying as a foreign corporation or taking any action that would subject it to service of process in any jurisdiction where JEI is not now so qualified or subject) required to be taken under applicable state blue sky or securities laws in connection with the issuance of JEI Common Stock in connection with the Merger. JEI and CRC shall cooperate with each other in the preparation of the Registration Statement and the Joint Proxy Statement and any amendment or supplement thereto, and each shall notify the other of the receipt of any comments of the SEC with respect to the Registration Statement or the Joint Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall promptly provide to the other copies of all correspondence between JEI or CRC, as the case may be, or any of its representatives with respect to the Registration Statement or the Joint Proxy Statement. Each of CRC and JEI agrees to use its best efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Registration Statement to be declared effective by the SEC and the Joint Proxy Statement to be mailed to the holders of JEI Common Stock and, to the extent a separate information statement is not prepared by CRC for use in soliciting CRC Stockholders' Approval (as defined below), holders of CRC Common Stock entitled to vote at the meetings of the stockholders of JEI and CRC, respectively, at the earliest practicable time.

        (b) CRC and JEI shall each use its best efforts to cause to be delivered to the other a letter of their respective independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the other, customary in form, scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, and JEI shall use its best efforts to cause any similar letter of the independent auditors of Players International Inc. which is delivered in connection with the Players Merger to also be addressed and delivered to CRC or, if required by internal procedures of such auditors, a substantially identical letter prepared under the "agreed upon procedures" guidelines.

   3.04 Approval of Stockholders.

        (a) JEI shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the "JEI Stockholders' Meeting") for the purpose of voting on the ratification and approval of this Merger Agreement and the issuance of the shares of JEI Common Stock pursuant to the Merger (the "JEI Merger Proposal"), as soon as reasonably practicable following the date hereof. Subject to the exercise of fiduciary obligations under applicable law as advised by independent legal counsel, JEI shall, through its Board of Directors, include in the Joint Proxy Statement the recommendation of the Board of Directors of JEI that the stockholders of JEI vote in favor of the JEI Merger Proposal (the "JEI Stockholders' Approval") and shall use its best efforts to obtain such approval.

        (b) (i) CRC shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the "CRC Stockholders' Meeting" and, together with the JEI Stockholders' Meeting, the "Stockholders' Meetings") for the purpose of approving this Agreement and the approval of the Merger (the "CRC Merger Proposal") as soon as reasonably practicable after the date hereof; and (ii) subject to the exercise of fiduciary obligations under applicable law as advised by independent counsel, CRC shall, through its Board of Directors, include in the Joint Proxy Statement (or, if applicable, a separate information statement prepared by CRC for use in soliciting the CRC Stockholders' Approval) the recommendation of the Board of Directors of CRC that the stockholders of CRC vote in favor of the CRC Merger Proposal (the "CRC Stockholders' Approval"), and shall use its best efforts to obtain such approval.

        (c) JEI and CRC shall coordinate and cooperate with respect to the timing of the Stockholders' Meetings and shall use their reasonable best efforts to cause the Stockholders' Meetings to be held by no later than July 15, 1999.

   3.05 Certain Filings.

        CRC and JEI shall (a) cooperate with one another as soon as practicable in determining whether any action by or in respect of, or filing with, any Governmental or Regulatory Authority (including, without limitation, any filing requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act")), or any actions, consents, approvals or waivers are required to be obtained from parties to any CRC Material Contracts or JEI Material Contracts, as the case may be, in connection with the consummation of the transactions contemplated by this Agreement and (b) promptly take all actions necessary or make filings with any Governmental or Regulatory Authority and third parties. JEI will endeavor in good faith and use all reasonable best efforts to cause any Governmental or Regulatory Authority in the State of Louisiana which is to review the transactions with CRC contemplated hereby to review such transactions separately from the Players Merger.

   3.06 Directors' and Officers' Indemnification.

        (a) From and after the Effective Time, JEI shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of CRC or any of the CRC Acquired Subsidiaries (the "Indemnified Parties") against
(i) all losses, claims, damages, costs, and expenses (including reasonable attorneys' fees), liabilities, judgments, and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding, or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at, or after the Effective Time) that is
(x) based in whole or in part on, or arises in whole or in part out of, the fact that such Indemnified Party is or was a director or officer of CRC or any of the CRC Acquired Subsidiaries, (y) relates to or arises out of an action or omission occurring at or prior to the Effective Time relating to the Acquired Businesses ("Indemnified Liabilities"), and (z) is asserted on or before the third anniversary of the Effective Time and (ii) all Indemnified Liabilities which are asserted on or before the third anniversary of the Effective Time based in whole or in part on, or arising in whole or in part out of or pertaining to, this Agreement or the transactions contemplated hereby, including, without limitation, any statement or omission in the Registration Statement or the Joint Proxy Statement, in each case to the fullest extent a corporation is permitted to indemnify its own directors, officers, employees or agents, as the case may be, under Nevada law; provided, however, that JEI shall not be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld. Without limiting the foregoing, in the event that any such claim, action, suit, proceeding, or investigation is brought against any Indemnified Party (whether arising prior to or after the Effective Time), (w) JEI will pay expenses in advance of the final disposition of any such claim, action, suit, proceeding, or investigation to each Indemnified Party to the full extent permitted by applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification; (x) the Indemnified Parties shall retain counsel reasonably satisfactory to JEI; (y) JEI shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties (subject to the final sentence of this paragraph) promptly as statements therefor are received; and (z) JEI shall use all commercially reasonable efforts to assist in the vigorous defense of any such matter. Any Indemnified Party wishing to claim indemnification under this
Section 3.06, upon learning of any such claim, action, suit, proceeding, or investigation, shall notify JEI, but the failure to so notify JEI shall not relieve it from any liability which it may have under this paragraph except to the extent such failure irreparably prejudices such party. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is a conflict of defenses or positions among the Indemnified Parties (including any impleaded parties), in which case the Indemnified Parties who have a conflict shall each have the right to retain one separate counsel, reasonably satisfactory to JEI, and JEI shall be responsible for the reasonable fees and expenses of each such counsel.

        (b) The provisions of this Section 3.06 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and legal representatives, (ii) and shall be in addition to any other rights an Indemnified Party may have under the Articles of Incorporation or Bylaws of JEI, CRC or any of the CRC Acquired Subsidiaries, under the NRS, FBCA or otherwise and (iii) shall survive the Closing.

        (c) In the event JEI (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of JEI shall assume the obligations set forth in this Section 3.06.

   3.07 Election of Directors.

        (a) Effective as of the Closing Date, JEI will take all necessary and appropriate actions to cause (i) the number of directors comprising the Board of Directors of JEI to be increased by two (2) members, (ii) two (2) persons selected by CRC (who are identified on Schedule 1.05) to be elected or appointed as directors of JEI to fill the positions resulting from such increase, and
(iii) Sherwood M. Weiser to be elected as Co-chairman of the Board of Directors. At JEI's next regular meeting of stockholders after the Closing Date at which directors are elected, JEI shall use its best efforts to ensure that the slate of persons nominated by the Board of Directors for election as directors of JEI at that meeting includes any such persons whose term on the Board of Directors has or would expire at that meeting. The Board of Directors will solicit proxies from the stockholders of JEI for such persons and will vote all such proxies in favor of such nominees, except for such proxies that specifically indicate to the contrary.

        (b) In the event the Players Merger is not consummated and the Players Merger Agreement is terminated, the Board of Directors of JEI shall be increased following the Closing Date by an additional one (1) member, who shall be designated by the persons identified in Schedule 1.05 after consultation with the existing JEI Board of Directors.

        (c) In the event any of the persons elected or appointed as a director of JEI pursuant to Section 3.07 is unable to continue to serve as a director during the remainder of that person's term, there will be no right to designate any successor for such director.

   3.08 Employee Matters.

        (a) Any severance or other separation payments in respect of terminated employees of CRC or any CRC Acquired Subsidiaries to be paid by CRC (or JEI following the Effective Time) will not exceed the amount set forth in
Schedule 2.02(c).

        (b) On the Closing Date, JEI shall enter into three year consulting agreements with each of Sherwood Weiser and Donald Lefton having the terms set forth on Exhibit 3.08.

   3.09 Further Action.

        CRC and JEI each shall, and each shall cause the their respective subsidiaries to, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the Merger and the transactions contemplated by this Agreement; provided, however, that the performance of such further acts and the execution of such further documents shall not require the payment of a material amount of money not otherwise or ordinarily incidental to such process.

IV.     REPRESENTATIONS AND WARRANTIES.

   4.01 Certain Representations and Warranties of CRC.

        Except as disclosed in the LCC SEC Reports (as defined below), CRC represents and warrants, solely with respect to the Acquired Businesses, to JEI as follows:

        (a) Organization and Qualification. Each of CRC and each direct or indirect subsidiary of CRC which is to become a direct or indirect subsidiary of JEI as a result of the Merger (the "CRC Acquired Subsidiaries"), as listed on
Schedule 4.01 (a), is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use, and lease its assets and properties. Each of CRC and the CRC Acquired Subsidiaries is duly qualified, licensed, or admitted to do business and is in good standing in each jurisdiction listed on Schedule 4.01(a), which is each jurisdiction in which the ownership, use, or leasing of its assets and properties, or the conduct or nature of its businesses, makes such qualification, licensing, or admission necessary, except for such failures to be so qualified, licensed, or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect on CRC and the CRC Acquired Subsidiaries taken as a whole. As used in this Agreement, a "Material Adverse Effect" shall mean a material adverse effect on the businesses, properties, assets, liabilities, condition (financial or otherwise) or results of operations
of an entity (or group of entities taken as a whole).   Except as disclosed in
Schedule 4.01(a) hereto, CRC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

        (b)  Capital Stock.

             (i) The authorized capital stock of CRC consists solely of 20,000,000 shares of CRC Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share, of CRC ("CRC Preferred Stock"). As of December 31, 1998, 10,741,802 shares of CRC Common Stock were issued and outstanding, no shares were held in the treasury of CRC and 1,700,000 shares were reserved for issuance pursuant to the Stock Plan. No CRC Options have been issued other than pursuant to the Stock Plan. As of the date hereof, there has been no change in the number of issued and outstanding shares of CRC Common Stock or shares of CRC Common Stock held in treasury or reserved for issuance since such date, other than changes arising from the exercise of CRC Options. As of the date hereof, no shares of CRC Preferred Stock are issued and outstanding. All of the issued and outstanding shares of CRC Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid, and nonassessable. As of the date hereof, except as set forth in Schedule 2.03, there are no outstanding CRC Options.

             (ii) Except as disclosed in Schedule 4.01(b) hereto, there are no outstanding contractual obligations of CRC or any CRC Acquired Subsidiary to repurchase, redeem, or otherwise acquire any shares of CRC Common Stock or any capital stock of any CRC Acquired Subsidiary, or any CRC Options or CRC Subsidiary Options, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any CRC Acquired Subsidiary or any other person in which CRC or any CRC Acquired Subsidiary owns an interest.

        (c) Authority Relative to this Agreement. CRC has full corporate power and authority to enter into this Agreement and, subject to obtaining the CRC Stockholders' Approval and the approvals of any Governmental or Regulatory Authority as identified on Schedule 4.01(c) hereto, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by CRC and the consummation by CRC of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of CRC, the Board of Directors of CRC has adopted a resolution recommending approval of this Agreement and the Merger by the stockholders of CRC and directing that this Agreement be submitted to the stockholders of CRC for their consideration, and no other corporate proceedings on the part of CRC or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by CRC and the consummation by CRC of the transactions contemplated hereby, except for the CRC Stockholders' Approval. This Agreement has been duly and validly executed and delivered by CRC and, subject to obtaining the CRC Stockholders' Approval and any required approvals of any Governmental or Regulatory Authority, constitutes a legal, valid, and binding obligation of CRC enforceable against CRC in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except to the extent that indemnification provisions may be unenforceable due to public policy. Stockholders of CRC who are parties to the CRC Stockholders Agreement own not less than a majority of the outstanding shares of CRC Common Stock.

        (d)  Non-Contravention; Approvals and Consents.

             (i) Subject to obtaining the CRC Stockholders' Approval and the taking of the actions described in paragraph (ii) of this Section 4.01(d), the execution and delivery of this Agreement by CRC do not, and the performance by CRC of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of CRC or any of the CRC Acquired Subsidiaries under, any of the terms, conditions or provisions of (x) the certificates or articles of incorporation or by-laws (or other comparable charter documents) of CRC or any of the CRC Acquired Subsidiaries, (y) any statute, law, rule, regulation, or ordinance (collectively, "Laws"), or any judgment, decree, order, writ, permit, or license (collectively, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official, or other instrumentality of the United States, any foreign country, or any domestic or foreign state, county, city, or other political subdivision (a "Governmental or Regulatory Authority"), applicable to CRC or any of the CRC Acquired Subsidiaries or any of their respective assets or properties which are part of the Acquired Businesses or (z) any note, bond, mortgage, security agreement, indenture, license (except for the license agreement with Carnival, which shall terminate at Closing), franchise, permit, concession, contract, lease (capital or operating) or other instrument, obligation or agreement of any kind (collectively, "Contracts") to which CRC or any of the CRC Acquired Subsidiaries is a party or by which CRC or any of the CRC Acquired Subsidiaries or any of their respective assets or properties which are part of the Acquired Businesses is bound, except for any of the foregoing matters which, individually or in the aggregate, would not reasonably be expected to have Material Adverse Effect on the Acquired Business, taken as a whole, or on the ability of CRC to consummate the transactions contemplated by this Agreement.

             (ii) Except for (v) the filing of a premerger notification and report form by CRC under the HSR Act, (w) the filing of the Joint Proxy Statement with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and filings with various state securities authorities that may be required in connection with the transactions contemplated by this Agreement, (x) the filing of the Nevada Articles and Florida Articles and other appropriate merger documents pursuant to and in accordance with the laws of the States of Nevada and Florida, and appropriate documents with the relevant authorities of other states in which CRC is qualified to do business, (y) the licensing, permitting, registration or other approval of, or written consent or no action letter from, each Governmental or Regulatory Authority with regulatory control or jurisdiction over the conduct of lawful gaming or gambling by CRC and the CRC Acquired Subsidiaries, including, without limitation the Louisiana State Police, the Louisiana Gaming Control Board, the Ontario Casino Corporation, the Alcohol and Gaming Commission of Ontario, the State of Washington Gambling Commission and the U.S. National Indian Gaming Commission (a "CRC Gaming Authority"), within each municipality, state or commonwealth, or subdivision thereof, wherein CRC or any of the CRC Acquired Subsidiaries conducts business on the date hereof and (z) obtaining the consents and approvals described in Schedule 4.01(d) hereto (which shall include, but not be limited to, consents to the assignment of Contracts with the Wampanoag and Kalispel Tribes), no consent, approval, or action of, filing with, or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which CRC or any of the CRC Acquired Subsidiaries is a party or by which CRC or any of the CRC Acquired Subsidiaries or any of their respective assets or properties which are part of the Acquired Businesses is bound for the execution and delivery of this Agreement by CRC, the performance by CRC of its obligations hereunder or the consummation of the transactions contemplated hereby, except for such consents, approvals, or actions of, filings with or notices to any Governmental or Regulatory Authority or other public or private third party the failure of which to make or obtain could not be reasonably expected to have a Material Adverse Effect on the Acquired Businesses taken as a whole or on the ability of CRC to consummate the transactions contemplated by this Agreement.

        (e)  Financial Statements; SEC Reports.

             (i) Attached hereto as Schedule 4.01(e) are (A) the audited financial statements of CHC International, Inc. for the three fiscal years ended November 30, 1997, (B) the unaudited consolidated balance sheet and statements of income (excluding footnotes) of CRC as, of and for the fiscal year ended November 30, 1998 and (C) the Initial November 30 Balance Sheet for the Acquired Businesses (collectively, the "CRC Financial Statements"). The CRC Financial Statements (including the notes thereto, to the extent not excluded therefrom) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and except that the selection of categories of assets and liabilities included in the Initial November 30 Balance Sheet may not be made in accordance with GAAP and fairly present (subject to normal, recurring year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to the entities and businesses to which they relate) the consolidated financial position of the entities and businesses, as the case may be, as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. Each CRC Acquired Subsidiary is treated as a consolidated subsidiary of CRC in the CRC Financial Statements.

             (ii) Other than LCC, none of  CRC or the CRC Acquired
Subsidiaries files or is required to file any reports, or registration statements with the SEC. CRC delivered to JEI prior to the execution of this Agreement a true, correct, and complete copy (exclusive of schedules or exhibits) of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by LCC with the SEC since January 1, 1996 (as such documents have since the time of their filing been amended or supplemented, the "LCC SEC Reports"), which are all the documents (other than preliminary material) that LCC was required to file with the SEC since such date. As of their respective dates, to CRC's knowledge the LCC SEC Reports (consisting of periodic reports on Forms 10-K, 10-Q and 8-K filed under the Exchange Act and registration statements filed under the Securities Act and/or the Exchange Act)
(i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes, if any, thereto) included in the LCC SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q) and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to LCC) the financial position of LCC as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended.

        (f) Events Subsequent to November 30, 1998. Since November 30, 1998, except as disclosed in the LCC SEC Reports or as described in Schedule 4.01(f), there has not been any adverse change in the business, financial condition, operations, results of operations, or future prospects of any of the Acquired Businesses (other than any change as a consequence of the economy generally or in the industries in which CRC and the CRC Acquired Subsidiaries operate not specific to the Acquired Businesses) which could, individually or the aggregate, reasonably be expected to have a Material Adverse Effect on the Acquired Businesses taken as a whole (a "Material Adverse Change in the Acquired Businesses"). Without limiting the generality of the foregoing, except as set forth on Schedule 4.01(f), or as otherwise permitted elsewhere in this agreement, since that date through the date hereof (it being understood that any exceptions to (i) through (xii) below which are required to be set forth on
Schedule 4.01(f) shall only relate to activities, assets and liabilities of the Acquired Businesses):

             (i) none of CRC or any of the CRC Acquired Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the ordinary course of business consistent with past practice;

             (ii) none of CRC or any of the CRC Acquired Subsidiaries has entered into any agreement, contract, lease, or license involving the payment or receipt of more than $50,000 (or series of related agreements, contracts, leases and licenses) other than in the ordinary course of business consistent with past practice;

             (iii) none of CRC or any of the CRC Acquired Subsidiaries has permitted any security interest to be imposed upon any of its assets, tangible or intangible;

             (iv) none of CRC or any of the CRC Acquired Subsidiaries has made any capital expenditure (or series of related capital expenditures);

             (v) none of CRC or any of the CRC Acquired Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person (or series of related capital investments, loans, and acquisitions) except in the ordinary course consistent with past practice;

             (vi) none of CRC or any of the CRC Acquired Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

             (vii) none of CRC or any of the CRC Acquired Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

             (viii) none of CRC or any of the CRC Acquired Subsidiaries has made any loan to, or entered into any other transaction with any of its directors, officers and employees;

             (ix) none of CRC or any of the CRC Acquired Subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees, except in the ordinary course of business consistent with past practice;

             (x) none of CRC or any of the CRC Acquired Subsidiaries has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan, as defined in Section 4.01(n) below);

             (xi) none of CRC or any of the CRC Acquired Subsidiaries has made any other change in employment terms for any of its directors, officers, and employees outside the ordinary course of business; and

             (xii) none of CRC or any of the CRC Acquired Subsidiaries has committed to any of the foregoing.

        (g) Absence of Undisclosed Liabilities. Except for liabilities which will not be liabilities of the Acquired Businesses after the Merger, neither CRC nor any of the CRC Acquired Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet of the Acquired Businesses, other than liabilities or obligations reflected or reserved against on the Initial November 30 Balance Sheet and liabilities incurred since November 30, 1998 in the ordinary course of business consistent with past practice on behalf of the Acquired Businesses.

        (h)  Legal Proceedings.  Except as disclosed in Schedule 4.01(h),
(i) there are no actions, suits, arbitrations or proceedings involving a claim in excess of $10,000 pending or, to the knowledge of CRC, threatened against nor, to the knowledge of CRC, are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, any of CRC or any of the CRC Acquired Subsidiaries or any of their respective assets and properties which are part of the Acquired Businesses, including, without limitation, any affecting their licenses, permits, registrations or other gaming approvals under any CRC Gaming Laws (as defined in Section 4.01(j)), (ii) neither CRC nor any of the CRC Acquired Subsidiaries is subject to any Order of any Governmental or Regulatory Authority and (iii) neither CRC, any of the CRC Acquired Subsidiaries nor, to the knowledge of CRC (without specific inquiry), any director, officer, gaming manager or key employee of CRC or any CRC Acquired Subsidiary has received any written claim, demand, notice, complaint, or Order from any Governmental or Regulatory Authority in the past three years asserting that a license of it or them as applicable under CRC Gaming Laws should be
revoked or suspended.   None of any of the actions, suits, arbitrations or
proceedings, investigations, audits, claims, demands, notices, complaints or Orders disclosed on Schedule 4.01(h) could reasonably be expected to have a Material Adverse Effect on the Acquired Businesses taken as a whole or on the ability of CRC to consummate the transactions contemplated by this Agreement.

        (i) Information Supplied. The information furnished by CRC for use in connection with joint proxy statement/prospectus relating to the Stockholders' Meetings, as amended or supplemented from time to time (as so amended and supplemented, the "Joint Proxy Statement"), and the Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and will not, on the date of filing of the Registration Statement or, in the case of the Joint Proxy Statement, at the date it is mailed to stockholders of JEI, at the time of the JEI Stockholders Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        (j)  Compliance with Laws, Orders, etc.   CRC, the CRC Acquired
Subsidiaries and, to the knowledge of CRC (without specific inquiry), each of their respective directors, officers and gaming managers hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of the Acquired Businesses, including all authorizations under applicable CRC Gaming Laws (the "CRC Permits"), except where the failure to obtain such CRC Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Acquired Businesses taken as a whole, and no event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension or termination (other than expiration of any CRC Permit in the ordinary course) of any CRC Permit that currently is in effect with respect to any of the Acquired Businesses. CRC and the CRC Acquired Subsidiaries and, to the knowledge of CRC (without specific inquiry), each of their respective directors, officers and gaming managers, are in compliance in all material respects with the material terms of the CRC Permits relating to the Acquired Businesses. Except as disclosed in Schedule 4.01(j), CRC and the CRC Acquired Subsidiaries are not in violation of or default under any Law or Order of any Governmental or Regulatory Authority applicable to the Acquired Businesses, including all applicable CRC Gaming Laws, except for violations or defaults which, individually or in the aggregate, are not having and could not reasonably be expected to have a
Material Adverse Effect on the Acquired Businesses taken as a whole.   The term
"CRC Gaming Laws" means any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated casino activities and operations of CRC and the CRC Acquired Subsidiaries, including without limitation the rules and regulations of all applicable state or local casino commissions.

        (k)  Compliance with Charter Documents and Certain Agreements.
Except as disclosed in Schedule 4.01(k), neither CRC nor any of the CRC Acquired Subsidiaries nor, to the knowledge of CRC (without specific inquiry), any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under (x) the certificate or articles of incorporation or by-laws (or other comparable charter documents) of CRC or any of the CRC Acquired Subsidiaries or (y) any CRC Material Contract to which CRC or any of the CRC Acquired Subsidiaries is a party or by which CRC or any of the CRC Acquired Subsidiaries or any of their respective assets or properties is bound, which breach, violation or default could reasonably be expected to have a Material Adverse Effect on the Acquired Businesses taken as a whole.

        (l) Tax Matters. For the purposes of this Agreement: "Audit" means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes; "Tax" or "Taxes" means all Federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority including, without limitation, liability imposed pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) which may be imposed upon an entity as a transferee or successor; "Tax Authority" means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes; and "Tax Returns" mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto.

        Except as set forth in Schedule 4.01(l) hereto:

             (i) CRC and each of the CRC Acquired Subsidiaries and any combined, consolidated, unitary or affiliated group of which CRC and each of the CRC Acquired Subsidiaries have been a member prior to the Closing Date have timely filed, or have had timely filed on their behalf, or will timely file or cause to be timely filed, all Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects. CRC and each of the CRC Acquired Subsidiaries have established (and until the Closing Date will maintain) on their books and records reserves adequate to pay all Taxes not yet due and payable.

             (ii) CRC and each of the CRC Acquired Subsidiaries have paid, or have had paid on their behalf, or where payment is not yet due, have established, or have had established on their behalf and for their sole benefit and recourse, or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all Taxes due with respect to any period ending prior to or as of the Closing Date.

             (iii) No Audit is pending with respect to any Tax Returns filed by, or Taxes due from, CRC or any of the CRC Acquired Subsidiaries. No deficiency or adjustment for any Taxes has been proposed, asserted, or assessed against CRC or any of the CRC Acquired Subsidiaries. There are no material liens for Taxes upon the assets of CRC or any of the CRC Acquired Subsidiaries, except for statutory liens for current Taxes not yet due and those being contested in good faith.

             (iv) Neither CRC nor any of the CRC Acquired Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

             (v) Neither CRC nor any of the CRC Acquired Subsidiaries is a party to, is bound by, or has any obligation to any other member of an affiliated or combined group of which CRC or any of the CRC Acquired Subsidiaries is or has been a member, for Taxes under any tax sharing, cost sharing, or similar agreement or policy.

             (vi) CRC and each of the CRC Acquired Subsidiaries have delivered to JEI correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by CRC and each of the CRC Acquired Subsidiaries that were requested by JEI.

             (vii) To the knowledge of CRC, no claim has been made by an authority in a jurisdiction where CRC or any of the CRC Acquired Subsidiaries does not file a Tax Return that it is or may be subject to taxation in that jurisdiction.

             (viii)  Neither CRC nor any of the CRC Acquired
Subsidiaries has made any payments, is obligated to make any payments, or is party to anyagreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

             (ix) There has been no written assertion of a Tax due from CRC or any of the CRC Acquired Subsidiaries for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor.

             (x) The federal Tax Return of CHC International, Inc. and subsidiaries for the period from December 1, 1997 through June 30, 1998 to be filed by CRC with the IRS will not be materially different from the draft form of such Tax Return previously furnished to JEI.

        (m)  Environmental Matters.

             (i) As of the date hereof, to the knowledge of CRC, no underground storage tanks are present under any property that CRC or any CRC Acquired Subsidiaries has at any time owned, operated, occupied or leased and which is part of the Acquired Businesses. To the knowledge of CRC, as of the date hereof no material amount of any substance that has been designated by any Governmental or Regulatory Authority or by applicable Federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or other environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde, and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, a ("Hazardous Material"), but excluding office and janitorial supplies, are present, as a result of the actions of CRC or any of the CRC Acquired Subsidiaries in, on or under any property, including the land and the improvements, ground water and surface water, that CRC or any of the CRC Acquired Subsidiaries has at any time owned, operated, occupied or leased and which is part of the Acquired Businesses.

             (ii) At no time has CRC or any of the CRC Acquired Subsidiaries transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Law in effect on or before the Effective Time, which has had or is reasonably likely to have a Material Adverse Effect on the CRC Acquired Businesses taken as a whole, nor has CRC or any of the CRC Acquired Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any Law or Order promulgated by any Governmental or Regulatory Authority to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity, which has or is reasonably likely to have a Material Adverse Effect on the CRC Acquired Businesses taken as a whole.

             (iii) CRC and any of the CRC Acquired Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of its Hazardous Materials Activities and other businesses of CRC or any of the CRC Acquired Subsidiaries which are part of the Acquired Businesses as such activities and businesses are currently being conducted, the absence of which would be reasonable likely to have a Material Adverse Effect on the Acquired Businesses taken as a whole.

             (iv) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of CRC as of the date hereof, threatened concerning any Environmental Permit or any Hazardous Materials Activity of CRC or any of the CRC Acquired Subsidiaries which would be reasonably likely to have a Material Adverse Effect on the Acquired Businesses taken as a whole. Except as set forth on Schedule 4.01(m) or as otherwise would not be reasonably likely to have a Material Adverse Effect on the Acquired Businesses as a whole, CRC is not aware of any fact or circumstance which would involve CRC or any of the CRC Acquired Subsidiaries in any environmental litigation or impose upon CRC or any of the CRC Acquired Subsidiaries any environmental liability. None of the items disclosed on
Schedule 4.01(m) would be reasonably likely to have a Material Adverse Effect on the Acquired Businesses taken as a whole.

        (n)  Employee Benefit Plans.

             (i) Neither CRC nor any CRC Acquired Subsidiaries (A) sponsors, maintains or contributes to any pension, retirement, profit-sharing, deferred compensation, stock option, other incentive plan, or any other type of employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) ("Employee Benefit Plan"), or (B) has any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, sick pay, sick leave, insurance, service award, relocation, disability, tuition refund, or other benefits, whether oral or written ("Benefit Obligation"), except, in each case (a "CRC Employee Benefit Plan" or "CRC Benefit Obligation," as the case may be), as set forth in Schedule 4.01(n) or except as shall be transferred in its entirety to Spinco (which Employee Benefit Plan or Benefit Obligation being transferred to Spinco shall be separately identified on Schedule 4.01(n)). CRC has furnished to JEI: (A) true, correct, and complete copies of all documents evidencing plans, obligations, or arrangements referred to in Schedule 4.01(n) (or true, correct, and complete written summaries of such plans, obligations, or arrangements to the extent not evidenced by documents) and true, correct, and complete copies of all documents evidencing trusts related to such plans or arrangements, and all summary plan descriptions of such plans or arrangements;
(B) the two most recent annual reports (Form 5500's), if any, including all schedules thereto and the most recent annual and periodic accounting of related plan assets, if any, with respect to each CRC Employee Benefit Plan; (C) the two most recent actuarial valuations with respect to each pension plan (as defined in Section 3(2) of ERISA) (a "Pension Plan") sponsored or contributed to by CRC or any CRC Acquired Subsidiary (a "CRC Pension Plan") subject to Title IV of ERISA; and (D) the most recent determination letter issued by the Internal Revenue Service (the "IRS") with respect to each CRC Pension Plan.

             (ii) All material liabilities for contributions of CRC or any CRC Acquired Subsidiary to each CRC Employee Benefit Plan (including any CRC Pension
Plan) and with respect to each CRC Benefit Obligation that in each case are due on or prior to November 30, 1998, have been paid or accrued in the financial records of CRC or such CRC Acquired Subsidiary.

             (iii) Except as has not had and could not be reasonably expected to have a Material Adverse Effect on the Acquired Businesses taken as a whole,
(A) there has been no violation of the reporting and disclosure requirements imposed under either ERISA or the Code for which a penalty has been or may be imposed with respect to any CRC Employee Benefit Plan; (B) there has been no breach of fiduciary duty or responsibility with respect to any CRC Employee Benefit Plan; (C) no CRC Employee Benefit Plan or related trust has any material liability of any nature, accrued or contingent, including without limitation liabilities for Taxes, other than for routine payments to be made in due course to participants and beneficiaries, except as set forth in Schedule 4.01(n); (D) neither CRC nor any CRC Acquired Subsidiary has any formal plan or commitment to create any additional, or modify in any material respect any existing, CRC Employee Benefit Plan or Benefit Obligation described in Section 4.01(n)(i); (E) each CRC Employee Benefit Plan which is a group health plan within the meaning of Section 5000(b)(1) of the Code is and has been maintained in full compliance in all material respects with the applicable requirements of Section 4980B of the Code; (F) other than the health care continuation requirements of Section 4980B of the Code, neither CRC nor any CRC Acquired Subsidiary has any obligation to provide post-retirement medical benefits or life insurance coverage or any deferred compensation benefits to any present or former employees; (G) there is no litigation, arbitration, claim (other than routine claims for benefits), governmental or other proceeding (formal or informal), or investigation pending or, to the knowledge of CRC, threatened with respect to any CRC Employee Benefit Plan or related trust or with respect to any fiduciary, administrator, or sponsor (in its capacity as such) of any CRC Employee Benefit Plan; (H) no CRC Employee Benefit Plan or related trust and no Benefit Obligation is in material violation of, or in default in any material respect with respect to, any Law or Order, nor is CRC, any CRC Acquired Subsidiary, any CRC Employee Benefit Plan or any related trust required to take any action in order to avoid such a violation or default; and (I) no event has occurred or, to the knowledge of CRC, is threatened or about to occur which would constitute a prohibited transaction under Section 406 of ERISA.

             (iv) Except as set forth on Schedule 4.01(n), a determination letter of the IRS has been issued with respect to each CRC Pension Plan to the effect that such CRC Pension Plan is qualified under Section 401(a) of the Code, and to the knowledge of CRC, no event has occurred that would materially adversely affect such determination. Each CRC Pension Plan has been operated in accordance with its terms in all material respects. No CRC Pension Plan which is subject to Title IV of ERISA has a material accumulated or waived funding deficiency within the meaning of Section 412 of the Code. No investigation or review by the Internal Revenue Service is currently pending or, to the knowledge of CRC, is threatened in which the IRS has asserted or may reasonably be expected to assert that any CRC Pension Plan is not qualified under Section 401(a) of the Code or that any related trust is not exempt under Section 501 of the Code. Neither CRC nor any CRC Acquired Subsidiary, nor any organization to which CRC or any CRC Acquired Subsidiary is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has, at any time within the immediately preceding three years, divested itself of any entity maintaining or with an obligation to contribute to any CRC Pension Plan which had an "amount of unfunded benefit liabilities," as defined in Section 4001(a)(18) of ERISA, at the time of such divestiture. No material assessment of any Federal Taxes with respect to any Employee Benefit Plan has been made and remains unpaid or, to the knowledge of CRC, is threatened against CRC, any CRC Acquired Subsidiary, or any related trust of any CRC Employee Benefit Plan and nothing has occurred which could reasonably be expected to result in a material assessment of unrelated business taxable income under the Code with respect to any Employee Benefit Plan. Form 5500's for the immediately preceding three years have been timely filed with respect to all CRC Pension Plans. No event has occurred or (to the knowledge of CRC) is threatened or about to occur which would constitute a reportable event within the meaning of Section 4043(b) of ERISA with respect to any CRC Pension Plan. No notice of termination has been filed by the plan administrator pursuant to Section 4041 of ERISA or issued by the Pension Benefit Guaranty Corporation pursuant to Section 4042 of ERISA with respect to any CRC Pension Plan.

             (v) Neither CRC nor any CRC Acquired Subsidiary has at any time within the immediately preceding five years contributed to or effectuated either a complete or partial withdrawal from any multiemployer pension plan within the meaning of Section 3(37) of ERISA.

        (o) Patents, Trademarks, Etc. Schedule 4.01(o) sets forth all patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, franchises, trade secrets, computer programs (in object or source code form), or other intangible property or asset (collectively, "Intangibles") which are individually or in the aggregate material to the conduct of the business of the Acquired Businesses taken as a whole. Except as set forth on Schedule 4.01(o), CRC and the CRC Acquired Subsidiaries have all right, title and interest in, or a valid and binding license to use all such Intangibles. Neither CRC nor any CRC Acquired Subsidiary is in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any license to use such Intangible, such Intangible is not, to the knowledge of CRC, being infringed by any third party, and neither CRC nor any CRC Acquired Subsidiary is infringing any Intangible of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and could not reasonably be expected to have a Material Adverse Effect on the Acquired Businesses taken as a whole.

        (p) Insurance. Schedule 4.01(p) is a true and complete list of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies currently in effect on the date hereof that insure the business, operations, properties, assets, or employees of CRC or any of the CRC Acquired Subsidiaries that relates to any of the Acquired Businesses, as well as any self-insurance arrangements affecting any of CRC or any of the CRC Acquired Subsidiaries. Such insurance policies are placed with financially sound and reputable insurers and, in light of the respective business, operations, assets, and properties of CRC and the CRC Acquired Subsidiaries, are in amounts and have coverages that are reasonable and customary for persons engaged in such businesses and operations and having such assets and properties.

        (q) Labor Matters. Except as disclosed in Schedule 4.01(q) hereto, there are no material controversies pending or, to the knowledge of CRC, threatened between CRC or any of the CRC Acquired Subsidiaries and any representatives of its employees, and, to the knowledge of CRC, there are no material organizational efforts presently being made involving any of the now unorganized employees of CRC or any of the CRC Acquired Subsidiaries. There is no work stoppage, strike or similar concerted action by employees of CRC or any of the CRC Acquired Subsidiaries currently pending or, to the knowledge of CRC, threatened.

        (r)  Property and Assets.  Except as disclosed in Schedule
4.01(r), CRC and the CRC Acquired Subsidiaries have good and marketable title to, or have valid leasehold interests in or valid rights under contract to use, all property and assets used in the conduct of the CRC Acquired Businesses, free and clear of all Liens other than (i) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent, (ii) Liens for Taxes not delinquent or being contested in good faith, (iii) deposits or pledges for goods or services made in the ordinary course of business, (iv) customary Liens in favor of mechanics, materialmen and landlords which arise by operation of Law and which are incurred in the ordinary course of business and (v) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property or asset subject to such Lien or the use of such property or asset in the conduct of the business of CRC or any such CRC Acquired Subsidiary, as the case may be (collectively, "Permitted Liens"). To the best knowledge of CRC, the facilities, structures, and equipment of CRC and the CRC Acquired Subsidiaries which are part of the Acquired Businesses are structurally sound with no known defects and are in good operating condition and repair and are adequate for the uses to which they are being put; and none of such facilities, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs. Except as set forth on
Schedule 4.01(r), neither CRC nor any of the CRC Acquired Subsidiaries has received notification that it is in violation of any applicable building, zoning, anti-pollution, health, or other Laws in respect of its facilities or structures or their operations and no such violation exists.

        (s) Vote Required. The affirmative vote of the holders of record of a majority of the outstanding shares of CRC Common Stock entitled to vote on the CRC Merger Proposal is the only vote of the holders of any class or series of the capital stock of CRC required to approve the Merger and the other transactions contemplated hereby, including but not limited to the Spinoff.

        (t) Subsidiaries. Schedule 4.01(t) sets forth for each CRC Acquired Subsidiary (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, (iv) the number of shares of its capital stock held in treasury, and (v) its directors and officers. CRC has delivered to JEI correct and complete copies of the charter and by-laws of each CRC Acquired Subsidiary (as amended to date). All of the issued and outstanding shares of capital stock of each CRC Acquired Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable. Except as set forth on Schedule 4.01(t), CRC or one of the CRC Acquired Subsidiaries holds of record and owns beneficially all of the outstanding shares of each such CRC Acquired Subsidiary, free and clear of any Liens (other than Permitted Liens) or any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized CRC Subsidiary Options that could require any of CRC or the CRC Acquired Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of the CRC Acquired Subsidiaries or that could require any such subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any capital stock of any CRC Acquired
Subsidiary. Except as disclosed in Schedule 4.01(t), there are no voting trusts, proxies, or other commitments, undertakings, restrictions or arrangements in favor of any person other than CRC or a CRC Acquired
Subsidiary with respect to the voting of, or the right to participate in, dividends or other earnings on any capital stock of any CRC Acquired
Subsidiary. The minute books (containing the records of meetings of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books, and the stock record books of each CRC Acquired Subsidiary are correct and complete in all material respects. None of the CRC Acquired Subsidiaries is in default under or in violation of any provision of its charter or bylaws. Schedule 4.01(t) also sets forth any direct or indirect control or equity participation in any corporation, partnership, trust, or other business association of CRC and each CRC Acquired Subsidiary which is not one of the CRC Acquired Subsidiaries. CRC is the owner, free and clear of any Liens (other than Permitted Liens), of approximately fifty-nine (59%) of the outstanding capital stock of LCC on a fully diluted basis.

        (u) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by CRC directly with JEI without the intervention of any person on behalf of CRC in such manner as to give rise to any valid claim by any person against CRC, any CRC Acquired Subsidiaries or JEI for a finder's fee, brokerage commission or similar payment.

        (v) Agreements Not to Compete. CRC has delivered to JEI true, complete and accurate copies of all Contracts in full force and effect as of the date hereof between CRC or any CRC Acquired Subsidiary and its respective directors, officers, employees, agents (including sales agents), dealers or distributors which prevent or restrict any such person from competing with CRC or any CRC Acquired Subsidiary in any manner.

        (w) Notes and Accounts Receivable. All notes and accounts receivable of CRC and the CRC Acquired Subsidiaries shown on the Initial November 30 Balance Sheet included with the CRC Financial Statements are reflected properly on their books and records, are valid receivables subject to no setoff or counterclaims, and are current and collectible, subject only to the reserve for bad debts set forth on the face of such balance sheet (rather than in any notes thereto).

        (x) Contracts. Schedule 4.01(x)(i) lists the following contracts and other agreements to which any of CRC and the CRC Acquired Subsidiaries is a party which relate in any way to any of the Acquired Businesses (each a "CRC Material Contract"):

             (i) any agreement (or group of related agreements) for the lease of personal property to or from any person providing for lease payments in excess of $50,000 per annum;

             (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to any of CRC and the CRC Acquired Subsidiaries, or involve consideration in excess of $50,000;

             (iii)  any agreement concerning a partnership or joint venture;

             (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has granted a Lien on any of its assets, tangible or intangible;

             (v)  any agreement concerning confidentiality or noncompetition;

             (vi) any collective bargaining agreement;

             (vii) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

             (viii) any agreement under which it has advanced or loaned in excess of $10,000 to any of its directors, officers or employees;

             (ix) any agreement with, or plan covering, any officer or employee of CRC or any CRC Acquired Subsidiary the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving CRC or any of the CRC Acquired Subsidiaries of the nature contemplated by this Agreement;

             (x) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the Acquired Businesses;

             (xi) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000 during any consecutive 12 month period.

        CRC has delivered to JEI (i) a correct and complete copy of each CRC Material Contract (as amended to date) and (ii) a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 4.01(x)(i). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally, by general equitable principals (regardless of whether such enforceability is considered in a proceeding in equity or as law), and except to the extent that indemnification provisions may be unenforceable due to public policy; (B) subject to the receipt of any necessary approvals and consents for the transfer of the rights thereunder to JEI (which approvals and consents are listed on Schedule 4.01(d)), the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) except as otherwise set forth on Schedule 4.01(x)(ii)(C) and except for the license agreement with Carnival, which will be terminated at the Closing, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement, except for any of the foregoing matters which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Acquired Businesses taken as a whole; and
(D) to the best of CRC's knowledge, no party has repudiated any provision of the agreement.

        (y) Inventory. The inventory of CRC and the CRC Acquired Subsidiaries which is part of the Acquired Businesses is merchantable and fit for the purpose for which it was procured or manufactured, and none of such inventory is slow-moving, obsolete, damaged, or defective.

        (z)  Product Liability.  None of CRC and the CRC Acquired
Subsidiaries has any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased, or delivered by CRC or any of the CRC Acquired Subsidiaries.

   4.02 Certain Representations and Warranties of JEI.

        JEI represents and warrants to CRC as follows (it being understood that any representation or warranty which relates to a JEI Subsidiary shall not be deemed to apply to Players or any of its subsidiaries):

        (a) Organization and Qualification. Each of JEI and the JEI Subsidiaries, as listed on Schedule 4.02(a), is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use, and lease its assets and properties. Each of JEI and the JEI Subsidiaries is duly qualified, licensed, or admitted to do business and is in good standing in each jurisdiction listed on Schedule 4.02 (a), which is each jurisdiction in which the ownership, use, or leasing of its assets and properties, or the conduct or nature of its businesses, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed, or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect on JEI and the JEI
Subsidiaries taken as a whole.   Except as disclosed in Schedule 4.02(a) hereto,
JEI does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

        (b)  Capital Stock.

             (i) The authorized capital stock of JEI consists solely of 30,000,000 shares of JEI Common Stock and 1,000,000 shares of preferred stock, par value $1.00 per share, of JEI ("JEI Preferred Stock"). As of December 31, 1998, 8,616,680 shares of JEI Common Stock were issued and outstanding, 1,243,572 shares of JEI Common Stock were held in the treasury of JEI and 1,753,972 shares of JEI Common Stock were reserved for issuance pursuant to Options to acquire JEI Common Stock (the "JEI Options"). All JEI Options currently issued and outstanding are described in Schedule 4.02(b)(i). As of the date hereof, there has been no change in the number of issued and outstanding shares of JEI Common Stock or shares of JEI Common Stock held in treasury or reserved for issuance since such date, other than changes arising from the conversion or exercise of the JEI Options described in Schedule 4.02(b)(i) hereto and other than as contemplated to be issued pursuant to the Players Merger Agreement. As of the date hereof, no shares of JEI Preferred Stock are issued and outstanding. All of the issued and outstanding shares of JEI Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and except as set forth in
Schedule 4.02(b)(i) hereto, there are no outstanding JEI Options. The shares of JEI Common Stock issuable to the holders of CRC Common Stock pursuant to Article II hereof will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and nonassessable. JEI has reserved for issuance the number of shares of JEI Common Stock required to be issued at the Closing to the holders of the CRC Common Stock and CRC Options.

             (ii) Except as disclosed in Schedule 4.02(b)(ii) and except for cancellation of shares of JEI Merger Corp. as contemplated by the Players Merger Agreement, there are no outstanding contractual obligations of JEI or any JEI Subsidiary to repurchase, redeem, or otherwise acquire any shares of JEI Common Stock or any capital stock of any JEI Subsidiary or any JEI Options or any Options to purchase any capital stock of any JEI Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any JEI Subsidiary or any other person.

        (c) Authority Relative to this Agreement. JEI has full corporate power and authority to enter into this Agreement and, subject to obtaining the JEI Stockholders' Approval and the approvals of any Governmental or Regulatory Authority identified in Schedule 4.02(c), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by JEI and the consummation by JEI of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors. The Board of Directors of JEI has adopted a resolution recommending approval of the JEI Merger Proposal by the stockholders of JEI, declaring the advisability of the issuance of JEI Common Stock in connection with the Merger and directing that the JEI Merger Proposal be submitted for consideration by the stockholders of JEI. Except for the review by JEI's Compliance Committee (the "Compliance Committee") of this Agreement, the transactions identified herein, and the principals of CRC and the CRC Acquired Subsidiaries as required by JEI's internal reporting system and no exception taken to any of the foregoing by said Compliance Committee, and except for the JEI Stockholders Approval, no other corporate proceedings on the part of JEI or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by JEI and the consummation by JEI of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by JEI and, subject to obtaining the JEI Stockholders' Approval and any required approvals of any Governmental or Regulatory Authority, constitutes a legal, valid, and binding obligation of JEI enforceable against JEI in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except to the extent that indemnification provisions may be unenforceable due to public policy.

        (d)  Non-Contravention; Approvals and Consents.

             (i) Subject to obtaining the JEI Stockholders' Approval and the taking of the actions described in paragraph (ii) of this Section 4.02(d), the execution and delivery of this Agreement by JEI do not, and the performance by JEI of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of JEI or any of the JEI Subsidiaries under, any of the terms, conditions or provisions of (x) the certificates or articles of incorporation or Bylaws (or other comparable charter documents) of JEI or any of the JEI Subsidiaries, or (y) any Law or Order of any Governmental or Regulatory Authority applicable to JEI or any of the JEI Subsidiaries or any of their respective assets or properties, or
(z) any Contracts to which JEI or any of the JEI Subsidiaries is a party or by which JEI or any of the JEI Subsidiaries or any of their respective assets or properties is bound, except for any of the foregoing matters which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on JEI and the JEI Subsidiaries taken as a whole or on the ability of JEI to consummate the transactions contemplated by this Agreement.

             (ii) Except for (v) the filing of a premerger notification and report form by JEI under the HSR Act, (w) the filing of the Registration Statement and Joint Proxy Statement with the SEC pursuant to the Securities Act and the Exchange Act, respectively, and filings with various state securities authorities that may be required in connection with the transactions contemplated by this Agreement, (x) the filing of the Nevada Articles and Florida Articles and other appropriate merger documents pursuant to and in accordance with the laws of the States of Nevada and Florida and appropriate documents with the relevant authorities of other states in which CRC is qualified to do business, (y) the licensing, permitting, registration or other approval of, or written consent or no action letter from, each Governmental or Regulatory Authority with regulatory control or jurisdiction over the conduct of lawful gaming or gambling by JEI and the JEI Subsidiaries, including, without limitation the Nevada Gaming Commission (a "JEI Gaming Authority"), within each municipality, state or commonwealth, or subdivision thereof, wherein JEI or any of the JEI Subsidiaries conducts business on the date hereof and (z) obtaining the consents and approvals described in Schedule 4.02(d) hereto, no consent, approval, or action of, filing with, or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which JEI or any of the JEI Subsidiaries is a party or by which JEI or any of the JEI Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by JEI, the performance by JEI of its obligations hereunder or the consummation of the transactions contemplated hereby, except for such consents, approvals, or actions of, filings with or notices to any Governmental or Regulatory Authority or other public or private third party the failure of which to make or obtain could not be reasonably expected to have a Material Adverse Effect on the JEI and the JEI Subsidiaries taken as a whole or on the ability of JEI to consummate the transactions contemplated by this Agreement.

        (e) SEC Reports and Financial Statements. JEI delivered to CRC prior to the execution of this Agreement a true, correct, and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by JEI or any of the JEI Subsidiaries with the SEC since January 1, 1996 (as such documents have since the time of their filing been amended or supplemented, the "JEI SEC Reports"), which are all the documents (other than preliminary material) that JEI and the JEI Subsidiaries were required to file with the SEC since such date. As of their respective dates, the JEI SEC Reports
(i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the JEI SEC Reports (the "JEI Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to JEI and the JEI Subsidiaries taken as a whole) the consolidated financial position of JEI and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Each JEI Subsidiary is treated as a consolidated subsidiary of JEI in the JEI Financial Statements for all periods covered thereby.

        (f) Absence of Certain Changes or Events. Except as disclosed in the JEI SEC Reports filed prior to the date of this Agreement, since September 30, 1998 there has not been any adverse change in the business, financial condition, operations or results of operations of JEI or the JEI Subsidiaries (other than any change as a consequence of the economy generally or in the industries in which JEI and the JEI Subsidiaries operate not specific to JEI and the JEI Subsidiaries) which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on JEI and the JEI Subsidiaries taken as a whole (a "Material Adverse Change in JEI").

        (g) Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet for the period ended September 30, 1998 included in the JEI Financial Statements or as filed pursuant to a more recently filed JEI SEC Report which includes a consolidated balance sheet of JEI and the JEI Subsidiaries, neither JEI nor any of the JEI Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise, asserted or unasserted, or whether due or to become due) of any nature that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet of JEI and the JEI Subsidiaries, except liabilities or obligations which were incurred in the ordinary course of business consistent with past practice since such date.

        (h)  Legal Proceedings.  Except as disclosed in the JEI SEC
Reports filed prior to the date of this Agreement or pursuant to Schedule 4.02(h), (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of JEI, threatened against, nor to the knowledge of JEI are there any Governmental or Regulatory Authority investigations or audits pending or threatened against JEI or any of the JEI Subsidiaries or any of their respective assets and properties, including any affecting its licenses, permits, registrations or other gaming approvals under JEI Gaming Laws (as defined in Section 4.01(l)), (ii) neither JEI nor any of the JEI Subsidiaries is subject to any Order of any Governmental or Regulatory Authority and (iii) neither JEI nor any JEI Subsidiary nor, to the knowledge of JEI (without specific inquiry), any director, officer, gaming manager or key employee of JEI or any JEI Subsidiary has received any written claim, demand, notice, complaint, or Order from any Governmental or Regulatory Authority in the past three years asserting that a license of it or them under JEI Gaming Laws should be revoked or suspended.
None of any of the actions, suits, arbitrations or proceedings, investigations, audits, claims, demands, notices, complaints or Orders disclosed on Schedule 4.02(h) could reasonably be expected to have a Material Adverse Effect on JEI and the JEI Subsidiaries taken as a whole or on the ability of CRC to consummate the transactions contemplated by this Agreement.

        (i) Vote Required. The affirmative vote of the holders of record of at least a majority of the outstanding shares of JEI Common Stock with respect to the JEI Merger Proposal and the approval of the issuance of JEI Common Stock in connection with the Merger is the only vote of the holders of any class or series of the capital stock of JEI required to approve the Merger and the other transactions contemplated hereby.

        (j) State Securities Laws. No state securities or "Blue Sky" permits or other authorizations are necessary to issue the Share Merger Consideration pursuant to the Merger.

        (k)  Joint Proxy Statement and Registration Statement.  The Joint
Proxy Statement and the Registration Statement and any other document to be filed by JEI with the SEC under the Exchange Act or the Securities Act will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and will not, on the date of its filing or, in the case of the Joint Proxy Statement, at the date it is mailed to stockholders of JEI, at the time of the JEI Stockholders Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by JEI with respect to information supplied by or on behalf of CRC expressly for inclusion therein and information incorporated by reference therein from documents filed by CRC or any of the CRC Acquired Subsidiaries with the SEC.

        (l)  Compliance with Laws, Orders, etc.   JEI, the JEI
Subsidiaries and, to the knowledge of JEI (without specific inquiry), each of their respective directors, officers and gaming managers hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their businesses, including all authorizations under applicable JEI Gaming Laws (the "JEI Permits"), except where the failure to obtain such JEI Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on JEI and the JEI Subsidiaries taken as a whole, and no event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension or termination (other than expiration of any JEI Permit in the ordinary course) of any JEI Permit that currently is in effect with respect to any of the businesses of JEI or any of the JEI Subsidiaries. JEI and the JEI Subsidiaries and, to the knowledge of JEI (without specific inquiry), each of their respective directors, officers and gaming managers, are in compliance in all material respects with the material terms of the JEI Permits relating to their businesses. Except as disclosed in Schedule 4.02(l), JEI and the JEI Subsidiaries are not in violation of or default under any Law or Order of any Governmental or Regulatory Authority applicable to JEI or any of the JEI Subsidiaries, including all applicable JEI Gaming Laws, except for violations or defaults which, individually or in the aggregate, are not having and could not reasonably be expected to have a
Material Adverse Effect on JEI and the JEI Subsidiaries  taken as a whole.   The
term "JEI Gaming Laws" means any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated casino activities and operations of JEI and the JEI Subsidiaries, including without limitation the rules and regulations of all applicable state or local casino commissions.

        (m)  Tax Matters.  Except as set forth in Schedule 4.02(m) hereto:

             (i) JEI and each of the JEI Subsidiaries and any combined, consolidated, unitary or affiliated group of which JEI and the JEI Subsidiaries have been a member prior to the Closing Date have timely filed, or have had timely filed on their behalf, or will timely file or cause to be timely filed, all Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or
will be true, complete and correct, in all material respects.   JEI and each of
the JEI Subsidiaries have established (and until the Closing Date will maintain) on their books and records reserves adequate to pay all Taxes not yet due and payable.

             (ii) JEI and each of the JEI Subsidiaries have paid, or have hadpaid on their behalf, or where payment is not yet due, have established, or have had established on their behalf and for their sole benefit and recourse, or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all Taxes due with respect to any period ending prior to or as of the Closing Date.

             (iii) No Audit is pending with respect to any Tax Returns filed by, or Taxes due from JEI or any JEI Subsidiary. No deficiency or adjustment for any Taxes has been proposed, asserted, or assessed against JEI or any of the JEI Subsidiaries. There are no material liens for Taxes upon the assets of JEI or any of the JEI Subsidiaries, except for statutory liens for current Taxes not yet due and those being contested in good faith.

             (iv) Neither JEI nor any of the JEI Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

             (v) Neither JEI nor any of the JEI Subsidiaries is a party to, is bound by, or has any obligation to any other member of an affiliated or combined group of which JEI or any of the JEI Subsidiaries is or has been a member, for Taxes under any tax sharing, cost sharing, or similar agreement or policy.

             (vi) JEI and each of the JEI Subsidiaries have delivered to CRC correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by JEI and each of the JEI Subsidiaries that were requested by CRC.

             (vii) To the knowledge of JEI, no claim has been made by an authority in a jurisdiction where JEI or any of the JEI Subsidiaries does not file a Tax Return that it is or may be subject to taxation in that jurisdiction.

             (viii) Neither JEI nor any of the JEI Subsidiaries has made any payments, is obligated to make any payments, or is party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

             (ix) There has been no written assertion of a Tax due from JEI nor any of the JEI Subsidiaries for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor.

        (n)  Environmental Matters.

             (i) As of the date hereof, to the knowledge of JEI, no underground storage tanks are present under any property that JEI or any JEI Subsidiary has at any time owned, operated, occupied or leased. To the knowledge of JEI, as of the date hereof no material amount of any substance that has been designated by any Governmental or Regulatory Authority or by applicable Federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or other environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde, and all Hazardous Material, but excluding office and janitorial supplies, are present, as a result of the actions of JEI or any of the JEI Subsidiaries in, on or under any property, including the land and the improvements, ground water and surface water, that JEI or any of the JEI Subsidiaries has at any time owned, operated, occupied or leased.

             (ii) At no time has JEI or any of the JEI Subsidiaries transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Law in effect on or before the Effective Time, which has had or is reasonably likely to have a Material Adverse Effect on JEI and the JEI Subsidiaries taken as a whole, nor has JEI or any of the JEI Subsidiaries engaged in Hazardous Materials Activities in violation of any Law or Order promulgated by any Governmental or Regulatory Authority to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity, which has or is reasonably likely to have a Material Adverse Effect on JEI and the JEI Subsidiaries taken as a whole.

             (iii) JEI and any of the JEI Subsidiaries currently hold all Environmental Permits necessary for the conduct of its Hazardous Materials Activities and other businesses of JEI or any of the JEI Subsidiaries as such activities and businesses are currently being conducted, the absence of which would be reasonably likely to have a Material Adverse ffect on JEI and the JEI Subsidiaries taken as a whole.

             (iv) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of JEI as of the date hereof, threatened concerning any Environmental Permit or any Hazardous Materials Activity of JEI or any of the JEI Subsidiaries which would be reasonably likely to have a Material Adverse Effect on JEI or the JEI Subsidiaries taken as a whole. JEI is not aware of any fact or circumstance which would involve JEI or any of the JEI Subsidiaries in any environmental litigation or impose upon JEI or any of the JEI Subsidiaries any environmental liability which in either case would be reasonably likely to have a Material Adverse Effect on JEI and the JEI Subsidiaries taken as a whole.

        (o) Patents, Trademarks, Etc. JEI and the JEI Subsidiaries have all right, title and interest in, or a valid and binding license to use all Intangibles which are individually or in the aggregate material to the conduct of the business of JEI and the JEI Subsidiaries taken as a whole. Neither JEI nor any JEI Subsidiary is in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any license to use such Intangible, such Intangible is not, to the knowledge of JEI, being infringed by any third party, and neither JEI nor any JEI Subsidiary is infringing any Intangible of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and could not reasonably be expected to have a Material Adverse Effect on JEI and the JEI Subsidiaries taken as a whole.

        (p) Insurance. The insurance maintained by JEI and the JEI Subsidiaries on its business, operations, properties, assets and employees is placed with financially sound and reputable insurers and, in light of the respective business, operations, assets, and properties of JEI and the JEI Subsidiaries, are in amounts and have coverages that are reasonable and customary for persons engaged in such businesses and operations and having such assets and properties.

        (q) Property and Assets. JEI and the JEI Subsidiaries have good and marketable title to, or have valid leasehold interests in or valid rights under contract to use, all property and assets used in the conduct of the businesses of JEI and the JEI Subsidiaries, free and clear of all Liens other than (i) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent,
(ii) Liens for Taxes not delinquent or being contested in good faith, (iii) deposits or pledges for goods or services made in the ordinary course of business, (iv) customary Liens in favor of mechanics, materialmen and landlords which arise by operation of Law and which are incurred in the ordinary course of business and (v) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property or asset subject to such Lien or the use of such property or asset in the conduct of the business of JEI or any such JEI Subsidiary. To the best knowledge of JEI, the facilities, structures and equipment of JEI and the JEI Subsidiaries are structurally sound with no known defects and are in good operating condition and repair and are adequate for the uses to which they are being put; and none of such facilities, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs. Except as set forth on Schedule 4.02(r), neither JEI nor any of the JEI Subsidiaries has received notification that it is in violation of any applicable building, zoning, anti-pollution, health, or other Laws in respect of its facilities or structures or their operations and no such violation exists.

        (r) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by JEI directly with CRC without the intervention of any person on behalf of JEI in such manner as to give rise to any valid claim by any person against JEI, any JEI Subsidiaries or CRC for a finder's fee, brokerage commission or similar payment.

        (s) Labor Matters. Except as disclosed in Schedule 4.02(s) hereto, there are no material controversies pending or, to the knowledge of JEI, threatened between JEI or any of the JEI Subsidiaries and any representatives of its employees, and, to the knowledge of JEI, there are no material organizational efforts presently being made involving any of the now unorganized employees of JEI or any of the JEI Subsidiaries. There is no work stoppage, strike or similar concerted action by employees of JEI or any of the JEI Subsidiaries currently pending or, to the knowledge of JEI, threatened.

        (t) Compliance with Charter Documents and Certain Agreements. Except as disclosed in Schedule 4.02(t), neither JEI nor any of the JEI Subsidiaries nor, to the knowledge of JEI (without specific inquiry), any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under, (x) the certificate or articles of incorporation or by-laws (or other comparable charter documents) of JEI or any of the JEI Subsidiaries or (y) any JEI Material Contract to which JEI or any of the JEI Subsidiaries is a party or by which JEI or any of the JEI Subsidiaries or any of their respective assets or properties is bound which breach, violation or default could reasonably be expected to have a Material Adverse Effect on JEI and the JEI Subsidiaries taken as a whole.

        (u)  Employee Benefit Plans.

             (i) Neither JEI nor any JEI Subsidiaries (A) sponsors, maintains or contributes to any Employee Benefit Plan or has any Benefit Obligation except, in each case (a "JEI Employee Benefit Plan" or "JEI Benefit Obligation," as the case may be) as set forth in Schedule 4.02(u). JEI has furnished to CRC:
(A) true, correct, and complete copies of all documents evidencing plans, obligations, or arrangements referred to in Schedule 4.02(u) (or true, correct, and complete written summaries of such plans, obligations, or arrangements to the extent not evidenced by documents) and true, correct, and complete copies of all documents evidencing trusts related to such plans or arrangements, and all summary plan descriptions of such plans or arrangements; (B) the two most recent annual reports (Form 5500's), if any, including all schedules thereto and the most recent annual and periodic accounting of related plan assets, if any, with respect to each JEI Employee Benefit Plan; (C) the two most recent actuarial valuations with respect to each Pension Plan sponsored or contributed to by JEI subject to Title IV of ERISA (a "JEI Pension Plan"); and (D) the most recent determination letter issued by the IRS with respect to each JEI Pension Plan.

             (ii) All material liabilities for contributions of JEI or any JEI Subsidiary to each JEI Employee Benefit Plan (including any JEI Pension Plan) and with respect to each Benefit Obligation that in each case are due on or prior to September 30, 1998, have been paid or accrued in the financial records of JEI or such JEI Subsidiary.

             (iii) Except as has not had and could not be reasonably expected to have a Material Adverse Effect on JEI and the JEI Subsidiaries taken as a whole, (A) there has been no violation of the reporting and disclosure requirements imposed under either ERISA or the Code for which a penalty has been or may be imposed with respect to any JEI Employee Benefit Plan; (B) there has been no breach of fiduciary duty or responsibility with respect to any JEI Employee Benefit Plan; (C) no JEI Employee Benefit Plan or related trust has any material liability of any nature, accrued or contingent, including without limitation liabilities for Taxes, other than for routine payments to be made in due course to participants and beneficiaries, except as set forth in Schedule 4.02(u); (D) neither JEI nor any JEI Subsidiary has any formal plan or commitment to create any additional, or modify in any material respect any existing, JEI Employee Benefit Plan or JEI Benefit Obligation described in
Section 4.02(u); (E) each JEI Employee Benefit Plan which is a group health plan within the meaning of Section 5000(b)(1) of the Code is and has been maintained in full compliance in all material respects with the applicable requirements of
Section 4980B of the Code; (F) other than the health care continuation requirements of Section 4980B of the Code, neither JEI nor any JEI Subsidiary has any obligation to provide post-retirement medical benefits or life insurance coverage or any deferred compensation benefits to any present or former employees; (G) there is no litigation, arbitration, claim (other than routine claims for benefits), governmental or other proceeding (formal or informal), or investigation pending or, to the knowledge of JEI, threatened with respect to any JEI Employee Benefit Plan or related trust or with respect to any fiduciary, administrator, or sponsor (in its capacity as such) of any JEI Employee Benefit Plan; (H) no JEI Employee Benefit Plan or related trust and no Benefit Obligation is in material violation of, or in default in any material respect with respect to, any Law or Order, nor is JEI, any JEI Subsidiary, any JEI Employee Benefit Plan or any related trust required to take any action in order to avoid such a violation or default; and (I) no event has occurred or, to the knowledge of JEI, is threatened or about to occur which would constitute a prohibited transaction under Section 406 of ERISA.

             (iv) Except as set forth on Schedule 4.02(u), a determination letter of the IRS has been issued with respect to each JEI Pension Plan to the effect that such JEI Pension Plan is qualified under Section 401(a) of the Code, and to the knowledge of JEI, no event has occurred that would materially adversely affect such determination. Each JEI Pension Plan has been operated in accordance with its terms in all material respects. No JEI Pension Plan which is subject to Title IV of ERISA has a material accumulated or waived funding deficiency within the meaning of Section 412 of the Code. No investigation or review by the Internal Revenue Service is currently pending or, to the knowledge of JEI, is threatened in which the IRS has asserted or may reasonably be expected to assert that any JEI Pension Plan is not qualified under Section 401(a) of the Code or that any related trust is not exempt under Section 501 of the Code. Neither JEI nor any JEI Subsidiary, nor any organization to which JEI or any JEI Subsidiary is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has, at any time within the immediately preceding three years, divested itself of any entity maintaining or with an obligation to contribute to any JEI Pension Plan which had an "amount of unfunded benefit liabilities," as defined in Section 4001(a)(18) of ERISA, at the time of such divestiture. No material assessment of any Federal Taxes with respect to any JEI Employee Benefit Plan has been made or remains unpaid, or, to the knowledge of JEI, is threatened against JEI, any JEI Subsidiary, or any related trust of any JEI Employee Benefit Plan and nothing has occurred which could reasonably be expected to result in a material assessment of unrelated business taxable income under the Code with respect to any JEI Employee Benefit Plan. Form 5500's for the immediately preceding three years have been timely filed with respect to all JEI Pension Plans. No event has occurred or (to the knowledge of JEI) is threatened or about to occur which would constitute a reportable event within the meaning of Section 4043(b) of ERISA with respect to any JEI Pension Plan. No notice of termination has been filed by the plan administrator pursuant to
Section 4041 of ERISA or issued by the Pension Benefit Guaranty Corporation pursuant to Section 4042 of ERISA with respect to any JEI Pension Plan.

             (v) Neither JEI nor any JEI Subsidiary has at any time within the immediately preceding five years contributed to or effectuated either a complete or partial withdrawal from any multiemployer JEI Pension Plan within the meaning of Section 3(37) of ERISA.

        (v) Contracts. Schedule 4.02(v) lists the following contracts and other agreements to which any of JEI and the JEI Subsidiaries is a party (each a "JEI Material Contract"):

             (i) any agreement (or group of related agreements) for the lease of personal property to or from any person providing for lease payments in excess of $50,000 per annum;

             (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to any of JEI and the JEI Subsidiaries, or involve consideration in excess of $50,000;

             (iii)  any agreement concerning a partnership or joint venture;

             (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has granted a Lien on any of its assets, tangible or intangible;

             (v)  any agreement concerning confidentiality or noncompetition;

             (vi) any collective bargaining agreement;

             (vii)  any agreement for the employment of any
individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

             (viii) any agreement under which it has advanced or loaned in excess of $10,000 to any of its directors, officers or employees;

             (ix) any agreement with, or plan covering, any officer or employee of JEI or any JEI Subsidiary, the benefits of which are contingent or vest, or the terms of which are materially altered upon the occurrence of a transaction involving JEI or any of the JEI Subsidiaries of the nature contemplated by this Agreement.

             (x) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on JEI;

             (xi) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000 during any consecutive 12 month period.

        JEI has delivered to CRC (i) a correct and complete copy of each JEI Material Contract (as amended to date), other than those for which a written summary has been prepared, (ii) a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 4.02(v) and (iii) in the case of JEI Material Contracts summarized under clause (i) above, a written confirmation of the accuracy of the summary of such JEI Material Contract. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally, by general equitable principals (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except to the extent that indemnification provisions may be unenforceable due to public policy; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration (unless such right of termination, modification or acceleration has been waived in connection with the transactions contemplated hereby) under the agreement, except for any of the foregoing matters which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on JEI and the JEI Subsidiaries taken as a whole; and (D) to the best of JEI's knowledge, no party has repudiated any provision of the agreement.

V. CONDITIONS.

   5.01 Conditions to Each Party's Obligation to Effect the Merger.

        The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

        (a) Stockholder Approval. The CRC Merger Proposal shall have been duly approved by the requisite vote of the stockholders of CRC and the JEI Merger Proposal shall have been duly approved by the requisite vote of the stockholders of JEI.

        (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated.

        (c) NYSE Listing Application. JEI shall have received approval of an amendment to the New York Stock Exchange listing application filed by JEI with respect to the JEI Common Stock.

        (d) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement; provided, in the case of any such Order, each of the parties shall have used its best efforts to prevent the entry of any such Order and to appeal as promptly as possible any Order that may be entered.

        (e)  Consents and Approvals.  Other than the filing provided for by
Section 1.03, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority (other than any CRC Gaming Authority or JEI Gaming Authority, which is covered by paragraph (f) below) or any other person required of JEI, CRC or any of their respective subsidiaries to consummate the Merger and the other matters contemplated hereby (including, without limitation, those listed on Schedules 4.01(d) and 4.02(d)), the failure of which to be obtained or taken could be reasonably expected to have a Material Adverse Effect either on JEI and the JEI Subsidiaries taken as a whole or the Acquired Businesses taken as a whole, or on the ability of JEI and CRC to consummate the transactions contemplated hereby shall have been obtained, all in form and substance reasonably satisfactory to JEI and CRC, and no such consent, approval or action shall contain any term or condition which could be reasonably expected to result in a material diminution of the benefits of the Merger to the stockholders of JEI and CRC.

        (f) Gaming Authority Approval. All licenses, permits, registrations, authorizations, consents, waivers, orders, finding of suitability or other approvals required to be made with or given by any CRC Gaming Authority or JEI Gaming Authority to permit the Merger to be consummated and to permit the Surviving Corporation and each of its subsidiaries to conduct their businesses in the jurisdictions regulated by such Gaming Authorities after the Effective Time in the same manner as conducted by JEI and the JEI Subsidiaries, on the one hand, and the Acquired Businesses, on the other hand, prior to the Effective Time shall have been obtained or made, as applicable.

        (g) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn.

        (h) Spinoff. The Spinoff shall have been consummated in accordance with the Reorganization Agreement.

   5.02 Conditions to Obligation of JEI to Effect the Merger.

        The obligation of JEI to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by JEI in its sole discretion):

        (a) Representations and Warranties. The representations and warranties made by CRC in this Agreement that are qualified as to materiality shall be true and correct and such representations and warranties that are not so qualified shall be true and correct in all material respects as of the Closing Date, in each case as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and CRC shall have delivered to JEI a certificate, dated the Closing Date and executed on behalf of CRC by its Chairman of the Board or Chief Financial Officer, to such effect. Notwithstanding the foregoing, a representation and warranty shall not be required to be true and correct on the Closing Date or such specified date earlier than the Closing Date if and to the extent failure of such representation and warranty to be true and correct shall have resulted in an adjustment to the Merger Consolidation under Section 2.02 hereof.

        (b) Performance of Obligations. CRC shall have performed and complied with, in all material respects, each agreement, covenant, and obligation required by this Agreement to be so performed or complied with by CRC at or prior to the Closing, and CRC shall have delivered to JEI a certificate dated the Closing Date and executed on behalf of the Company by its Chairman of the Board or Chief Financial Officer, to such effect.

        (c) Other Closing Documents. CRC shall have delivered to JEI at or prior to the Effective Time such other documents as JEI may reasonably request in order to enable JEI to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

        (d) No Governmental Action. There shall not have been any action taken, or any Law or Order proposed, promulgated, enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement by any Governmental or Regulatory Authority (excluding any CRC Gaming Authority or JEI Gaming Authority), including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of JEI, either (i) requires the divestiture by JEI of a material portion of the business of either JEI and the JEI Subsidiaries taken as a whole, or of the Acquired Businesses taken as a whole, or (ii) otherwise materially impairs the contemplated benefits to JEI of this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

        (e) Affiliates of CRC. JEI shall have received the Affiliates Agreement from each Affiliate.

        (f) Cancellation of CRC Options. Prior to the Effective Time, JEI shall have received evidence of the cancellation of all of CRC Options, as detailed in Section 2.03 above.

        (g) Material Adverse Change. There shall not have been a Material Adverse Change in the Acquired Businesses since November 30, 1998.

        (h) Relicensing of Louisiana Facility. JEI shall have received evidence reasonably satisfactory to it that the license held by LCC with respect to the Louisiana facility has been renewed on terms no less favorable to LCC than the terms contained in the license in effect on the date hereof, except that such renewal shall be for a term specified under applicable Louisiana law as in effect on the date of such renewal (it being understood and agreed that such license renewal may be subject to certain conditions as provided by Law, including without limitation, suitability investigations of one or more directors, officers and key employees of the Surviving Corporations and/or LCC).

        (i) Business Plan. CRC shall have delivered to JEI a business plan, acceptable to JEI, related to the Acquired Businesses, which, upon implementation, would result in a permanent reduction of cash expenses of the Acquired Businesses of at least $2 million per annum without a Material Adverse Effect on the Acquired Businesses taken as a whole.

        (j) Indemnification Agreement. Except for Dissenting Holders, each of the stockholders of CRC set forth on Schedule 5.02(j) shall enter into an indemnification agreement with JEI in the form attached hereto as Exhibit 5.02(j) ("Indemnification Agreement").

        (k) Lockup Agreements. The recipients of the Share Merger Consideration shall enter into the Registration Rights and Lockup Agreement with JEI in the form attached hereto to as Exhibit 5.02(k).

        (l) Opinion of CRC's Counsel. On the Closing Date, JEI shall have received an opinion of special Florida counsel for CRC (who shall be reasonably acceptable to JEI and shall not be an employee of CRC), dated as of such date, addressed to JEI in form and substance reasonably satisfactory to JEI regarding various customary corporate matters and JEI shall have received an opinion of Arvin Peltz, Esq., CRC's General Counsel (or such other counsel to CRC, who may be an employee of CRC), regarding information furnished by CRC to JEI for use in the Joint Proxy Statement and Registration Statement.

        (m) Tax Sharing Agreement. CRC and Spinco shall have entered into the Tax Sharing Agreement in the form attached hereto as Exhibit 5.02(m) ("Tax Sharing Agreement").

   5.03 Conditions to Obligation of CRC to Effect the Merger.

        The obligation of CRC to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by CRC in its sole discretion):

        (a) Representations and Warranties. The representations and warranties made by JEI in this Agreement that are qualified as to materiality shall be true and correct and such representations and warranties that are not so qualified shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and JEI shall have delivered to CRC a certificate, dated the Closing Date and executed on behalf of JEI by its Chairman of the Board or President to such effect.

        (b) Performance of Obligations. JEI shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by JEI at or prior to the Closing, and JEI shall have delivered to CRC a certificate, dated the Closing Date and executed on behalf of JEI by its Chairman of the Board or President to such effect.

        (c)  Other Closing Documents.   JEI  shall have delivered to CRC
at or prior to the Effective Time such other documents as CRC may reasonably request in order to enable CRC to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

        (d) No Governmental Action. There shall not have been any action taken, or any Law or Order proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any Governmental or Regulatory Authority (excluding any CRC Gaming Authority or JEI Gaming Authority), including the entry of a preliminary or permanent injunction. which, in the reasonable judgment of CRC, materially impairs the contemplated benefits to CRC and the stockholders of CRC of this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

        (e) Registration Rights Agreement. At the Effective Time, JEI shall have entered into the Registration Rights and Lockup Agreement with the recipients of the Share Merger Consideration in the form attached hereto as
Exhibit 5.02(k).

        (f) Material Adverse Change. There shall not have been a Material Adverse Change in JEI since September 30, 1998.

        (g) Tax Opinion. CRC shall have received at the Effective Time an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to CRC, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code (or, if the parties elect to restructure the transaction as contemplated by Section 1.08 of this Agreement, to the effect that the Merger constitutes a transaction to which Section 351 of the Code applies).

        (h) Opinion of JEI's Counsel. CRC and Carnival shall each have received on the Closing Date an opinion of Camhy Karlinsky & Stein LLP, counsel for JEI, dated as of such date, addressed to CRC and Carnival (except with respect to the information in the Joint Proxy Statement and Registration Statement) in form and substance reasonably satisfactory to CRC regarding customary corporate matters, enforceability of the JEI Assignable Notes and the JEI Note and certain information set forth in the Joint Proxy Statement and Registration Statement.

        VI.     TERMINATION.

   6.01 Termination.

        This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the CRC Stockholders' Approval or the JEI Stockholders' Approval:

        (a) by mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors; or

        (b) by either CRC or JEI upon written notification to the non-terminating party by the terminating party:

             (i) at any time after December 31, 1999 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

             (ii) if the JEI Stockholders' Approval shall not be obtained on or before December 31, 1999 by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such stockholders, or any adjournment thereof, called therefor; or

             (iii) if facts exist which render impossible the satisfaction of one or more of the conditions set forth in Section 5.01 and such are not waived by CRC and JEI; provided that Section 5.01(f) is not subject to waiver by either CRC or JEI.

        (c)  by CRC upon written notification to JEI, if:

             (i)  there has been a material breach of any
representation, warranty, covenant or agreement on the part of JEI set forth in this Agreement which breach has not been cured within ten (10) business days following receipt by JEI of notice of such breach from CRC or assurance of such cure reasonably satisfactory to CRC shall not have been given by or on behalf of JEI within such ten (10) business day period; or

             (ii) facts exist which render impossible the satisfaction of one or more of the conditions set forth in Section 5.03 and such are not waived by CRC.

        (d)  by JEI, upon written notification to CRC, if:

             (i)  there has been a material breach of any
representation, warranty, covenant or agreement on the part of CRC set forth in this Agreement which breach has not been cured within ten (10) business days following receipt by CRC of notice of such breach from JEI or assurance of such cure reasonably satisfactory to JEI shall not have been given by or on behalf of CRC within such ten (10) business day period; or

             (ii) stockholders of CRC who own more than 10% of the issued and outstanding CRC Common Stock in the aggregate have dissented from the Merger pursuant to Florida law; or

             (iii) facts exists which render impossible the satisfaction of one or more of the conditions set forth in Section 5.02 and such are not waived by JEI.

   6.02 Effect of Termination.

        If this Agreement is validly terminated by either CRC or JEI pursuant to Section 6.01;

        (a) This Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of either CRC or JEI (or any of their respective officers, directors, representatives or affiliates), except that (i) the provisions of this Section 6.02, and the CRC Confidentiality Agreement and the JEI Confidentiality Agreement (collectively, the "Confidentiality Agreements"), will continue to apply following any such termination, and (ii) nothing contained herein shall relieve CRC or JEI from liability to the extent that such termination results from the wilful or grossly negligent and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or in the Confidentiality Agreement, in which case the other party shall be entitled to recover all damages allowable at law and all relief available in equity.

        (b) Subject to paragraph (a) of this Section 6.02 above and Section 2.02(c)(ii), and except as provided in paragraph (c) of this Section 6.02 below, each of JEI and CRC shall pay and bear its own fees and expenses incident to the negotiation, preparation, and execution of this Agreement, its meeting of stockholders and the transactions contemplated by this Agreement, including fees and expenses of its counsel, accountants, investment banking firms, and other experts; provided, however, that JEI and CRC shall each pay and bear 50% of all printing costs, including the cost of printing this Agreement, the Proxy Statement, the Registration Statement, and any amendment or supplement thereto.

        (c) In the event CRC or JEI terminates this Agreement pursuant to Section 6.01(b)(ii), JEI shall pay to CRC all of CRC's actual out-of-pocket, reasonably documented expenses, plus $1,000,000.

VII.    MISCELLANEOUS.

   7.01 Further Actions.

        Each party hereto will execute such further documents and instruments and take such further actions as may reasonably be requested by the other party to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities, and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

   7.02 Availability of Equitable Remedies.

        Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, either before or after the Effective Time, in addition to any other right or remedy available to it, to an injunction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement, and, in either case, no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

   7.03 Survival of Representations, Warranties, Etc.

        All representations and warranties in this Agreement shall terminate as of the Effective Time. This Section 7.03 shall not limit any covenant or agreement set forth herein which by its terms contemplates performance after the Effective Time.

   7.04 Modification.

        This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Board of Directors of each of the parties hereto at any time prior to the Effective Time, whether prior to or after adoption of this Agreement at the CRC Stockholders' Meeting or at the JEI Stockholders' Meeting, but after such adoption and approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto. Notwithstanding the foregoing, no amendment, supplement or modification to this Agreement which would have an adverse effect on Carnival shall be made without the written consent of Carnival.

   7.05 Notices.

        Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or by Federal Express, express mail, or similar overnight delivery or courier service or delivered (in person or by telecopy, telex, or similar telecommunications equipment) against receipt to the party to which it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 7.05), provided that, from and after the Closing Date, notices to CRC shall be given to Spinco at the address given in the preamble for CRC, with copies as follows:

   If to JEI:

   Camhy Karlinsky & Stein LLP
   1740 Broadway, 16th Floor
   New York, New York  10019-4315
   Attention:  Alan I. Annex, Esq.
   Fax No.:  (212) 977-8389

   If to CRC:

   Skadden, Arps, Slate,  Meagher & Flom LLP
   300 South Grand Avenue, 34th Floor
   Los Angeles, California 90071
   Attention: Jonathan H. Grunzweig, Esq.
   Fax No.:  (213) 687-5600

Any notice shall be addressed to the attention of the Chairman. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which will be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 7.05 shall be deemed given at the time of receipt thereof.

   7.06 Waiver.

        Any waiver by any party of a breach of any term of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and be authorized by a resolution of the Board of Directors or by an officer of the waiving party.

   7.07 Binding Effect.

        The provisions of this Agreement shall be binding upon and inure to the benefit of JEI and CRC and their respective successors and assigns.

   7.08 No Third-Party Beneficiaries.

        This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except for the CRC stockholders and the holders of CRC Options with respect to
Section 2.01, the Indemnified Parties with respect to Section 3.06 and Carnival with respect to the last sentence of Section 7.04.

   7.09 Severability.

        If any provision of this Agreement is hereafter held to be invalid, illegal, or unenforceable for any reason, such provision shall be reformed to the maximum extent permitted so as to preserve the parties' original intent, failing which, it shall be severed from this Agreement, with the balance of this Agreement continuing in full force and effect. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. If any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

   7.10 Headings.

        The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

   7.11 Counterparts; Governing Law.

        This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to the rules governing conflict of laws. Any action, suit, or proceeding arising out of, based on, or in connection with this Agreement, any document relating hereto or delivered in connection with the transactions contemplated hereby, any statement, certificate, or other instrument delivered by or on behalf of, or delivered to, any party hereto or thereto in connection with the transactions contemplated hereby or thereby, any breach of this Agreement or such other document, the Merger, or the other transactions contemplated hereby or thereby may be brought only in the United States District Court for the District of Nevada and each party covenants and agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit, or proceeding, any claim that it is not subject personally to the jurisdiction of such court if it has been duly served with process, that its property is exempt or immune from attachment or execution, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

VIII.  CROSS REFERENCES

   8.01 Cross References for Defined Terms..

   Definitions for the following defined terms can be found as follows:

"Acquired Businesses" shall have the meaning set forth in the first "Whereas" clause;
"Affiliates" shall have the meaning set forth in Section 2.04;
"Affiliates Agreement" shall have the meaning set forth in Section 2.04; "Affiliates Letter" shall have the meaning set forth in Section 2.04; "Agreement" shall have the meaning set forth in the Preamble;
"Audit" shall have the meaning set forth in Section 4.01(l);
"Benefit Obligation" shall have the meaning set forth in Section 4.01(n)(i); "Budget" shall have the meaning set forth in Section 3.01(e)(iii);
"Carnival" shall have the meaning set forth in Section 2.01(b);
"CCL Notes" shall have the meaning set forth in Section 2.01(b);
"Closing" shall have the meaning set forth in Section 1.04;
"Closing Date" shall have the meaning set forth in Section 1.04;
"Code" shall have the meaning set forth in the fifth "Whereas" clause; "Compliance Committee" shall have the meaning set forth in Section 4.02(c); "Confidentiality Agreements" shall have the meaning set forth in Section 6.02(a);
"Constituent Corporations" shall have the meaning set forth in the Preamble; "Contracts" shall have the meaning set forth in Section 4.01(d)(i); "Contribution" shall have the meaning set forth in Section 1.02;
"CRC" shall have the meaning set forth in the Preamble;
"CRC Acquired Subsidiaries" shall have the meaning set forth in Section 4.01(a); "CRC Benefit Obligations" shall have the meaning set forth in Section 4.01(n)(i);
"CRC Common Stock" shall have the meaning set forth in Section 2.01(a);
"CRC Confidentiality Agreement" shall have the meaning set forth in Section 3.01(d);
"CRC Employee Benefit Plans" shall have the meaning set forth in Section 4.01(n)(i);
"CRC Financial Statements" shall have the meaning set forth in Section
4.01(e)(i);
"CRC Gaming Authority" shall have the meaning set forth in Section 4.01(d)(ii); "CRC Gaming Laws" shall have the meaning set forth in Section 4.01(j);
"CRC Material Contracts" shall have the meaning set forth in Section 4.01(x); "CRC Merger Proposal" shall have the meaning set forth in Section 3.04(b);
"CRC Options" shall have the meaning set forth in Section 2.03(a);
"CRC Pension Plans" shall have the meaning set forth in Section 4.01(n)(i);
"CRC Permits" shall have the meaning set forth in Section 4.01(j);
"CRC Preferred Stock" shall have the meaning set forth in Section 4.01(b);
"CRC Stockholders Agreement" shall have the meaning set forth in the third "Whereas" clause;
"CRC Stockholders' Approval" shall have the meaning set forth in Section
3.04(b);
"CRC Stockholders' Meeting" shall have the meaning set forth in Section 3.04(b); "Dissenting Holder" shall have the meaning set forth in Section 2.01(c); "Dissenting Shares" shall have the meaning set forth in Section 2.05;
"Diverted Asset Amount" shall have the meaning set forth in Section
2.02(c)(i)(A);
'Due to CRC Line Items" shall have the meaning set forth in Section
2.02(a)(iii);
"Effective Time" shall have the meaning set forth in Section 1.03;
"Employee Benefit Plan" shall have the meaning set forth in Section 4.01(n)(i); "Environmental Permits" shall have the meaning set forth in Section 4.01(m)(iii);
"ERISA" shall have the meaning set forth in Section 4.01(n)(i);
"Excess Expenses" shall have the meaning set forth in Section 2.02(c)(ii)(A); "Exchange Act" shall have the meaning set forth in Section 3.01(h);
"FBCA" shall have the meaning set forth in Section 1.01;
"Florida Articles" shall have the meaning set forth in Section 1.03;
"GAAP" shall have the meaning set forth in Section 2.02(a)(i);
"Governmental or Regulatory Authority" shall have the meaning set forth in
Section 4.01(d)(i);
"Hazardous Material" shall have the meaning set forth in Section 4.01(m)(i); "Hazardous Materials Activities" shall have the meaning set forth in Section 4.01(m)(ii);
"HSR Act" shall have the meaning set forth in Section 3.05;
"Indemnified Liabilities" shall have the meaning set forth in Section 3.06(a); "Indemnified Parties" shall have the meaning set forth in Section 3.06(a); "Initial November 30 Balance Sheet" shall have the meaning set forth in Section 2.02(a)(i);
"Intangibles" shall have the meaning set forth in Section 4.01(o);
"IRS" shall have the meaning set forth in Section 4.01(n)(i);
"JEI" shall have the meaning set forth in the Preamble;
"JEI Assignable Notes" shall have the meaning set forth in Section 2.01(b);
"JEI Benefit Obligations" shall have the meaning set forth in Section
4.01(n)(i);
"JEI Common Stock" shall have the meaning set forth in Section 2.01(a);
"JEI Confidentiality Agreement" shall have the meaning set forth in Section 3.02(c);
"JEI Employee Benefit Plans" shall have the meaning set forth in Section 4.01(n)(i);
"JEI Financial Statements" shall have the meaning set forth in Section 4.02(e); "JEI Gaming Authority" shall have the meaning set forth in Section 4.02(d)(ii); "JEI Gaming Laws" shall have the meaning set forth in Section 4.02(l);
"JEI Material Contracts" shall have the meaning set forth in Section 4.02(v); "JEI Merger Proposal" shall have the meaning set forth in Section 3.04(a);
"JEI Note" shall have the meaning set forth in Section 2.01(c)(i);
"JEI Options" shall have the meaning set forth in Section 4.02(b)(i);
"JEI Pension Plans" shall have the meaning set forth in Section 4.01(n)(i);
"JEI Permits" shall have the meaning set forth in Section 4.02(l);
"JEI Preferred Stock" shall have the meaning set forth in Section 4.02(b)(i); "JEI SEC Reports" shall have the meaning set forth in Section 4.02(e);
"JEI Stockholders Agreement" shall have the meaning set forth in the fourth "Whereas" clause;
"JEI Stockholders' Approval" shall have the meaning set forth in Section
3.04(a);
"JEI Stockholders' Meeting" shall have the meaning set forth in Section 3.04(a); "JEI Subsidiaries" shall have the meaning set forth in Section 3.02;
"Joint Proxy Statement" shall have the meaning set forth in Section 4.01(i); "Laws" shall have the meaning set forth in Section 4.01(d)(i);
"LCC" shall have the meaning set forth in Section 2.02(a)(i);
"LCC Notes" shall have the meaning set forth in Section 5.02(k);
"LCC SEC Reports" shall have the meaning set forth in Section 4.01(e)(ii); "Lien" shall have the meaning set forth in Section 3.01(e)(iv);
"Material Adverse Effect" shall have the meaning set forth in Section 4.01(a); "Material Adverse Change in JEI" shall have the meaning set forth in Section 4.02(f);
"Material Adverse Change in the Acquired Businesses" shall have the meaning set forth in Section 4.01(f);
"Merger" shall have the meaning set forth in the first "Whereas" clause;
"Merger Consideration" shall have the meaning set forth in Section 2.01(c)(i); "Net Worth Deficit" shall have the meaning set forth in Section 2.02(a)(i)(A); "Nevada Articles" shall have the meaning set forth in Section 1.03;
"NRS" shall have the meaning set forth in Section 1.01;
"144A Notes" shall have the meaning set forth in Section 2.01(b);
 "Options" shall have the meaning set forth in Section 2.03(a);
"Option Transaction Value" shall have the meaning set forth in Section
2.03(b)(i);
"Orders" shall have the meaning set forth in Section 4.01(d)(i);
"Pension Plan" shall have the meaning set forth in Section 4.01(n)(i); "Permitted Liens" shall have the meaning set forth in Section 4.01(f);
"Players" shall have the meaning set forth in Section 3.02(d);
"Players Merger" shall have the meaning set forth in Section 3.02(a);
"Players Merger Agreement" shall have the meaning set forth in Section 3.02(a); "Pre-Closing Balance Sheet" shall have the meaning set forth in Section 2.02(c)(i);
"Pre-Closing Income Statement" shall have the meaning set forth in Section 2.02(c)(i);
"PWC" shall have the meaning set forth in Section 2.02(d)(i)(A);
"PWC Report" shall have the meaning set forth in Section 2.02(d)(i)(D); "Registration Statement" shall have the meaning set forth in Section 3.03(a); "Release Time" shall have the meaning set forth in Section 3.01;
"Reorganization Agreement" shall have the meaning set forth in the second "Whereas" clause.
"SEC" shall have the meaning set forth in Section 3.03(a);
"Section 16 Affiliate" shall have the meaning set forth in Section 2.06; "Securities Act" shall have the meaning set forth in Section 2.04;
"Share Merger Consideration" shall have the meaning set forth in Section
2.01(a);
"Spinco" shall have the meaning set forth in the second "Whereas" clause; "Spinco Businesses" shall have the meaning set forth in the second "Whereas" clause;
"Spinco Interests" shall have the meaning set forth in Section 1.02;
"Spinoff" shall have the meaning set forth in the second "Whereas" clause; "Spinoff Tax Liability" shall have the meaning set forth in Section 2.02(d)(i); "Stockholders' Meetings" shall have the meaning set forth in Section 3.04(b); "Stock Plan" shall have the meaning set forth in Section 2.03(a);
"Stub Period Diverted Asset Amount" shall have the meaning set forth in Section 2.02(c)(i)(A);
"Surviving Corporation" shall have the meaning set forth in the Preamble;
"Tax" or "Taxes" shall have the meaning set forth in Section 4.01(l);
"Tax Attributes" shall have the meaning set forth in Section 2.02(d)(ii)(B); "Tax Authority" shall have the meaning set forth in Section 4.01(l);
"Tax Returns" shall have the meaning set forth in Section 4.01(l);
"Tax Sharing Agreement" shall have the meaning set forth in Section 5.02(m); "Updated November 30 Balance Sheet" shall have the meaning set forth in Section 2.02(a)(i);
"Withheld Shares" shall have the meaning set forth in Section 2.01(a).

        IN WITNESS WHEREOF, this Agreement has been executed by duly authorized officers of each of the parties hereto as of the date first above written.

                            JACKPOT ENTERPRISES INC.

                            By  /s/ Don R. Kornstein
                            ___________________________________________
                            Name:  Don R. Kornstein
                            Title: President and Chief Executive Officer

Attest:




                            CRC HOLDINGS, INC.


                            By  /s/ Sherwood M. Weiser
                            ___________________________________________
                            Name:  Sherwood M. Weiser
                            Title: Chariman and CEO

Attest: